Execution Version

CONTRIBUTION AGREEMENT
by and among
AEP TRANSMISSION COMPANY, LLC,
MIDWEST TRANSMISSION HOLDINGS, LLC,
and
OLYMPUS BIDCO L.P.

Dated as of January 9, 2025

TABLE OF CONTENTS

Page

ARTICLE I CONTRIBUTION; PURCHASE PRICE; THE CLOSING    1
Section 1.1    Contribution and Unit Issuance    1
Section 1.2    Purchase Price    2
Section 1.3    Closing    4
Section 1.4    The Closing Transactions    4
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY    5
Section 2.1    Formation and Power; Authorization    5
Section 2.2    Subsidiaries    6
Section 2.3    No Violation    6
Section 2.4    Governmental Bodies; Consents    6
Section 2.5    Equity Interests    6
Section 2.6    Financial Statements; No Undisclosed Liabilities    7
Section 2.7    Absence of Certain Developments    8
Section 2.8    Real Property    8
Section 2.9    Tax Matters    10
Section 2.10    Contracts    12
Section 2.11    Intellectual Property; IT; Data Security    14
Section 2.12    Litigation    14
Section 2.13    Employees    15
Section 2.14    Employee Benefit Plans    15
Section 2.15    Insurance    16
Section 2.16    Environmental Matters    16
Section 2.17    Permits; Compliance with Laws    17
Section 2.18    Affiliated Transactions    17
Section 2.19    Regulatory Matters    18
Section 2.20    Anti-Corruption and Anti-Money Laundering Laws    18
Section 2.21    Broker Fees    19
Section 2.22    Business Opportunity    19
ARTICLE III REPRESENTATIONS AND WARRANTIES OF AEP HOLDCO    19
Section 3.1    Formation and Power    19

Section 3.2    Authorization    19
Section 3.3    No Violation    20
Section 3.4    Consents    20
Section 3.5    Litigation    20
Section 3.6    Anti-Corruption and Anti-Money Laundering Laws    20
Section 3.7    Broker Fees    21
Section 3.8    No Prior Activities    21
Section 3.9    No Fraudulent Conveyance for Reorganization    21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INVESTOR    21
Section 4.1    Organization and Power    21
Section 4.2    Authorization    21
Section 4.3    No Violation    22
Section 4.4    Consents    22
Section 4.5    Litigation    22
Section 4.6    Broker Fees    22
Section 4.7    Investment Representation; Investigation    22
Section 4.8    Investor’s Financing    23
Section 4.9    Guaranty    24
Section 4.10    No Fraudulent Conveyance    24
Section 4.11    Anti-Corruption and Anti-Money Laundering Laws    24
Section 4.12    Regulatory    25
ARTICLE V COVENANTS    25
Section 5.1    Conduct of the Business    25
Section 5.2    Access    27
Section 5.3    Regulatory Filings    27
Section 5.4    Efforts to Achieve Closing; Third Party Consents    32
Section 5.5    Company’s Obligations in Respect of Financing    32
Section 5.6    Affiliate Transactions    33
Section 5.7    Further Assurances    33
Section 5.8    Provision Respecting Representation    34

Section 5.9    R&W Insurance Policy    34
ARTICLE VI CONDITIONS PRECEDENT    35
Section 6.1    Conditions to All of the Parties’ Obligations    35
Section 6.2    Conditions to Investor’s Obligations    35
Section 6.3    Conditions to AEP Holdco’s and the Company’s Obligations    36
Section 6.4    Waiver of Conditions    36
ARTICLE VII TERMINATION    36
Section 7.1    Termination    36
Section 7.2    Effect of Termination    38
ARTICLE VIII NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS    39
Section 8.1    Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers    39
Section 8.2    No Additional Representations or Warranties; No Outside Reliance    40
ARTICLE IX CERTAIN TAX MATTERS    41
Section 9.1    Transfer Taxes    41
ARTICLE X MISCELLANEOUS    41
Section 10.1    Press Releases and Communications    41
Section 10.2    Confidentiality    41
Section 10.3    Expenses    41
Section 10.4    Notices    42
Section 10.5    Assignment    43
Section 10.6    Amendment and Waiver    43
Section 10.7    Third Party Beneficiaries; Non-Recourse    44
Section 10.8    Severability    44
Section 10.9    Construction    44
Section 10.10    Disclosure Schedules    44
Section 10.11    Complete Agreement    45
Section 10.12    Specific Performance    45
Section 10.13    Jurisdiction and Exclusive Venue    46

Section 10.14    Governing Law; Waiver of Jury Trial    47
Section 10.15    No Right of Set-Off    47
Section 10.16    Counterparts    47
Section 10.17    Financing Sources    48
Section 10.18    Definitions    49
Section 10.19    Other Definitional Provisions    64

Appendices
Appendix I – Distribution Allowance Amount
Exhibits
Exhibit A – Form of Operating Agreement
Exhibit B-1 – Form of Equity Commitment Letter (KKR Sponsors)
Exhibit B-2 – Form of Equity Commitment Letter (PSP Sponsor)
Disclosure Schedules
Investor Disclosure Schedules

    v

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”), dated as of January 9, 2025 (the “Effective Date”), is by and among AEP Transmission Company, LLC, a Delaware limited liability company (“AEP Holdco”), Midwest Transmission Holdings, LLC, a Delaware limited liability company (the “Company”), and Olympus BidCo L.P., a Delaware limited partnership (“Investor”). The Company, AEP Holdco and Investor are each referred to individually herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, AEP Holdco owns all of the issued and outstanding membership interests (“Membership Interests”) of the Company;
WHEREAS, the Company owns all of the issued and outstanding stock of each of AEP Indiana Michigan Transmission Company, Inc., an Indiana corporation (“AEP I&M TransCo”), and AEP Ohio Transmission Company, Inc., an Ohio corporation (“AEP Ohio TransCo”);
WHEREAS, prior to the Effective Date, AEP Holdco formed the Company and contributed all of the issued and outstanding stock of each of AEP I&M TransCo and AEP Ohio TransCo to the Company in exchange for (a) all of the equity interests in the Company and (b) a promissory note dated December 30, 2024, payable by the Company to AEP Holdco (the “AEP TransCo Note”) (such transactions, together, the “Reorganization”);
WHEREAS, on the terms and subject to the conditions set forth herein, the Company wishes to issue and sell to Investor, and Investor wishes to purchase from the Company, certain newly issued Membership Interests such that, after giving effect to the transactions contemplated hereby, Investor will own 19.9% of the Membership Interests (such Membership Interests, the “Purchased Interests”) and AEP Holdco will own the remaining 80.1% of the Membership Interests;
WHEREAS, contemporaneously with the Closing, the Company, AEP Holdco and Investor will enter into the Operating Agreement (as defined below) to memorialize their mutual agreements and understandings relating to the ownership, management and operation of the Company;
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I

CONTRIBUTION; PURCHASE PRICE; THE CLOSING
Section 1.1Contribution and Unit Issuance. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, (a) Investor shall contribute to the

Company the Purchase Price, and (b) the Company shall issue to Investor, the Purchased Interests, free and clear of all Liens other than (i) those created pursuant to Contracts (including the Operating Agreement) to which Investor or any of its Affiliates is a party and (ii) those that may be deemed to exist pursuant to securities Laws of general applicability.
Section 1.2Purchase Price.
(a)The aggregate purchase price to be paid by Investor for the Purchased Interests is an amount equal to (i) $2,820,000,000 (the “Base Purchase Price”), plus (ii) the Capital Contribution Amount, minus (iii) the Distribution Amount (the resulting amount, the “Purchase Price”).
(b)Not later than five (5) Business Days prior to the Closing Date, the Company shall provide Investor with a written statement (the “Statement”) reflecting the estimated calculation of the Purchase Price (the “Estimated Purchase Price”) by reference to the total Capital Contribution Amount, the total Distribution Amount, the amount of Excess Distributions (if any) and the amount of Offset Contributions (if any) based upon the accounting books and records of the Company and its Subsidiaries and in accordance with GAAP and FERC Accounting Requirements, as applicable (the “Accounting Principles”).
(c)Post-Closing Purchase Price Adjustment
(i)Preparation of Closing Statement. Within sixty (60) days after the Closing Date, AEP Holdco shall prepare, or cause to be prepared, and deliver to the Investor a statement (the “Post-Closing Statement”) setting forth, in reasonable detail and together with reasonable supporting information, AEP Holdco’s calculation of the actual amount of: (A) the total Capital Contribution Amount, if any, (B) Distribution Amount, if any, (C) the amount of any Excess Distributions, if any, (D) the amount of Offset Contributions (if any), and, using the foregoing components, a calculation of the estimated Final Purchase Price. The Post-Closing Statement must set forth a reconciliation between the estimated calculations set forth on the Statement and those calculations set forth on the Post-Closing Statement.
(ii)Dispute. Within thirty (30) days following receipt by the Investor of the Post-Closing Statement, the Investor shall deliver written notice to AEP Holdco of any dispute the Investor has with respect to the preparation or content of the Post-Closing Statement (the “Dispute Notice”). Any Dispute Notice shall contain a reasonably detailed description of the Investor’s position with respect to each such disputed item. If the Investor does not notify AEP Holdco of a dispute by delivering a Dispute Notice with respect to the Post-Closing Statement within such thirty (30)-day period, such Post-Closing Statement will be final, conclusive and binding on the Parties and such Post-Closing Statement shall become the “Final Closing Statement”. In the event of such notification of a dispute, the Investor shall provide AEP Holdco reasonable supporting documents and calculations, including reasonable detail with its delivery of a Dispute Notice, and the Investor and AEP Holdco shall negotiate in good faith to attempt to resolve such dispute. If the Investor and AEP Holdco, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days following receipt by AEP Holdco of the Dispute Notice, then, upon the election of either Party by written notice to the other Party, the Investor and AEP Holdco shall jointly engage one of the “Big Four” accounting firms to be mutually selected (or, if such firm is unable to be engaged, another nationally recognized firm of independent accountants mutually agreeable to the Investor and AEP Holdco) (the “Independent Accountants”) to resolve such dispute. The Independent Accountants shall review only those items contained in the Dispute Notice that remain in dispute between AEP Holdco and the Investor. In connection with the engagement of the Independent Accountants, AEP Holdco and the Investor will execute such engagement, indemnity and other agreements as the Independent Accountants may reasonably require as a condition to such engagement. As promptly as practicable, but in any event within thirty (30) days after the selection of the Independent Accountants and execution of such engagement, indemnity or other agreements and based solely on (i) a written submission provided by each of the Investor and AEP Holdco to the Independent Accountants within ten (10) days following the Independent Accountants’ selection (and without independent investigation on the part of the Independent Accountants) and (ii) the terms and provisions of this Agreement, the Independent Accountants will determine whether the Post-Closing Statement requires adjustment in accordance with the terms of this Agreement. Once appointed, the Independent Accountants shall have no ex parte communications with any of the Parties concerning dispute. All communications between AEP Holdco or the Investor, on the one hand, and the Independent Accountants, on the other hand, shall be conducted in writing, with copies sent simultaneously to AEP Holdco and the Investor, as applicable, or at a meeting (whether in-person or by electronic communications) involving both AEP Holdco and the Investor where AEP Holdco and the Investor have been provided advance notice. In resolving any disputed item, the Independent Accountants may not assign a value to any item in dispute (A) greater than the greatest value claimed for such item in AEP Holdco’s proposed value for such disputed item as set forth in the Statement or the Post-Closing Statement, as applicable, or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice, or (B) lower than the least value claimed for such item in AEP Holdco’s proposed value for such disputed item as set forth in the Statement or the Post-Closing Statement, as applicable, or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice. The Independent Accountants shall (x) act as an expert and not as an arbitrator and (y) consider only those items and amounts in the Investor’s and AEP Holdco’s respective calculations in the Post-Closing Statement or the Investor’s proposed value for such disputed item as set forth in the Dispute Notice, including each of the components thereof, that are in the Dispute Notice and identified as being items and amounts to which the Investor and AEP Holdco have been unable to agree. AEP Holdco and the Investor will each bear its own legal fees and other costs of presenting its case to the Independent Accountants. The Post-Closing Statement, to the extent finally determined by the Independent Accountants and reflecting any non-disputed item, shall become the “Final Closing Statement”. Upon resolution of the items in the Dispute Notice by the Independent Accountants, the fees and expenses of the Independent Accountants will be borne by AEP Holdco and the Investor proportionately based on the relative success of each of them in resolving the items in the Dispute Notice, as determined by the Independent Accountants (i.e., so that the more successful Party bears a lesser proportion of such fees and expenses), and AEP Holdco and the Investor shall make any necessary true-up payments between themselves to accomplish the foregoing with respect to any fees and expenses advanced to the Independent Accountants prior to such resolution. Notwithstanding anything to the contrary, in no event shall any costs or expenses of any Party under this Section 1.2(c) (including the preparation of the Post-Closing Statement and any expenses allocated to any Party in engaging the Independent Accountant) be borne by the Company or its Subsidiaries.
(iii)Adjustment Mechanisms. Upon the determination of the Final Closing Statement, the Purchase Price shall be adjusted as follows: (A) if the Final Purchase Price is less than the Estimated Purchase Price (the amount of such shortfall, the “Purchase Price Shortfall Amount”), AEP Holdco shall contribute to the Company an amount of cash equal to (I) the Purchase Price Shortfall Amount divided by (II) the Percentage Interest of the Investor as of such time, to an account designated in writing by the Company or (B) if the Final Purchase Price is greater than or equal to the Estimated Purchase Price (the amount of such excess, the “Purchase Price Excess Amount”), the

Investor shall contribute to the Company an amount of cash equal to (I) the Purchase Price Excess Amount, divided by (II) the Percentage Interest of AEP Holdco as of such time, to an account designated in writing by the Company.
(iv)Final Payment. The Parties agree that upon the payment of the Estimated Purchase Price at Closing and amounts provided in this Section 1.2 by the applicable Party following Closing, the Investor shall have no further obligation to pay the Company any amounts in connection with the acquisition of the Purchased Interests.
(v)Timing and Treatment of Payments. Any payment due under this Section 1.2 shall be made within the later of (A) ten (10) Business Days of the date on which the Final Closing Statement is finally determined pursuant to this Section 1.2, and (B) two (2) Business Days following the identification by the Company of the account to which funds will be delivered. Any contribution to the Company made pursuant to this Section 1.2(c) shall be treated as an adjustment to the Purchase Price in an amount equal to the Purchase Price Shortfall Amount or the Purchase Price Excess Amount, as applicable, for all purposes unless otherwise required by applicable Law and shall not result in an adjustment following the Closing to the equity ownership interest percentages of the members of the Company.
Section 1.3Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Morgan Lewis, 101 Park Avenue, New York, NY 10178 (or remotely via the electronic exchange of executed documents) at 10:00 a.m., Eastern Time, on the tenth (10th) Business Day immediately following the date of the satisfaction or waiver (by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms or nature are to be first satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or on or at such other date, time or place as is agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to occur at 12:01 a.m., Eastern Time, on the Closing Date.
Section 1.4The Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:
(a)Investor shall pay, or cause to be paid, to the Company the Estimated Purchase Price, by wire transfer of immediately available funds to an account designated in writing to Investor prior to the Closing by the Company;
(b)the Company shall issue to Investor the Purchased Interests (which shall be uncertificated and recorded in the books and records of the Company, including Schedule A to the Operating Agreement) such that after giving effect to such issuance, Investor shall own all right, title and interest to Membership Interests constituting a 19.9% ownership interest in the Company;
(c)the Company shall deliver, or cause to be delivered, to each of AEP Holdco and Investor, a copy of the Operating Agreement, duly executed by an authorized representative of the Company, (i) evidencing, effective as of the Closing, the addition of Investor as a member of the Company and (ii) effecting the issuance of the Purchased Interests;
(d)AEP Holdco shall deliver, or cause to be delivered, to each of the Company and Investor, a counterpart copy of the Operating Agreement, duly executed by an authorized representative of AEP Holdco;

(e)Investor shall deliver, or cause to be delivered, to each of the Company and AEP Holdco, a counterpart copy of the Operating Agreement, duly executed by an authorized representative of Investor;
(f)Investor shall deliver, or cause to be delivered, to the Company an ECL (as defined in the Operating Agreement), in substantially the form attached hereto as Exhibit B-1 duly executed by an authorized representative of each of the KKR Sponsors and an ECL in substantially the form attached hereto as Exhibit B-2 duly executed by an authorized representative of the PSP Sponsor; and
(g)the Company, AEP Holdco and Investor shall make such other deliveries as are required by Article VI.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules of AEP Holdco and the Company attached to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), subject to Section 10.10, the Company represents and warrants to Investor that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 2.1Formation and Power; Authorization.
(a)The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and the Company and each of its Subsidiaries has all requisite power and authority necessary to own, lease and operate its properties and to carry on its business as now conducted.
(b)The Company and each of its Subsidiaries is qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)Complete and correct copies of the Organizational Documents of the Company and its Subsidiaries, in each case as in effect as of the Effective Date, have been made available to Investor.
(d)The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action by the Company, and no other company proceedings on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement by the Company. This Agreement has been duly and validly executed and delivered by the Company, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Laws relating to or affecting creditors’ rights or general principles of equity (the “Bankruptcy and Equity Exception”).

Section 2.2Subsidiaries.
(a)Schedule 2.5(a) sets forth each Person in which the Company, directly or indirectly, owns any Equity Interests, including (i) the name of such Person, (ii) such Person’s jurisdiction of organization and (iii) the name and amount of each such Equity Interests owned, directly or indirectly, by the Company. Other than the Subsidiaries of the Company, each of which are set forth on Schedule 2.5(a), the Company does not, directly or indirectly, own beneficially or of record, or hold the right to acquire, any Equity Interests in any Person.
(b)Each of the Company’s Subsidiaries is duly organized, incorporated or formed (as applicable) and validly existing under the Laws of its jurisdiction of organization, incorporation, formation and operation (as applicable).
Section 2.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 2.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, (i) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (ii) the execution, delivery and performance of the Reorganization Agreements by AEP Holdco and the Company and the consummation of Reorganization, in each case, do not (and in the case of the Reorganization did not) (a) violate, conflict with or breach the Organizational Documents of the Company or any of its Subsidiaries, (b) result in the imposition or creation of any Lien on the Membership Interests (including the Purchased Interests) or the Equity Interests of any Subsidiary of the Company, (c) violate or breach any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or (d) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, create (or, with notice or lapse of time or both, would create) in any party thereto the right to accelerate, amend, terminate or cancel, require any consent under, or give rise to the creation of any Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries under, any Material Contract or Lease (or any Interim Period Contract), except, with respect to clauses (c) and (d) above, for any such violations, breaches, defaults or other occurrences that would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.
Section 2.4Governmental Bodies; Consents. Except as set forth on Schedule 2.4, neither the Company nor any of its Subsidiaries is required to file, seek or obtain any notice, authorization, approval, Order, Permit, filing or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification (i) is not material to the Company and its Subsidiaries taken as a whole, and (ii) would not reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement prior to the Outside Date and (d) notices and filings required to be made or given after the Closing.
Section 2.5Equity Interests.
(a)Schedule 2.5(a) accurately sets forth the ownership structure of the Company and each of its Subsidiaries. All of the outstanding Equity Interests of the Company and each of its Subsidiaries are owned legally and beneficially and of record by AEP Holdco or the Company as set forth on Schedule 2.5(a), free and clear of all Liens other than (i) those created pursuant to Existing Indebtedness, (ii) those restrictions contained in the Organizational Documents of the Company and its Subsidiaries, as applicable, and (iii) those that may be deemed to exist pursuant to securities Laws of general applicability. The Membership Interests (which, prior to the Closing, exclude the Purchased Interests) constitute all of the issued and outstanding Equity Interests of the Company, and all of the outstanding Equity Interests of the Company and its Subsidiaries have been duly authorized and validly issued, in compliance with all applicable securities Laws and not in violation of the Organizational Documents of the Company or any of its Subsidiaries or any subscription rights, purchase options, call options, rights of first refusal or other similar rights of any Person, and (to the extent such concepts are applicable to such Equity Interests) are fully paid and nonassessable. Except as set forth in the Organizational Documents of the Company or its Subsidiaries and except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, subscriptions, rights (including preemptive rights), purchase rights, stock, unit or other equity appreciation rights, profits interests, phantom equity rights, equity based compensation, rights to subscribe, calls or Contracts of any character relating to, or requiring, the ownership, issuance, transfer, acquisition, redemption, repurchase, delivery, sale or payments based on the value of any issued or unissued shares of capital stock or other Equity Interests, convertible or exchangeable securities (including securities that upon conversion or exchange would require the issuance of any Equity Interest), “phantom” equity rights, equity appreciation rights, equity-based performance units, rights to subscribe, purchase rights, calls or commitments made by the Company or any of its Subsidiaries or similar rights relating to the issuance, purchase, sale or repurchase of any Equity Interests issued by the Company or any of its Subsidiaries containing any equity features, or Contracts by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests, or options, warrants, rights to subscribe to, purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to any Equity Interests of the Company or any of its Subsidiaries.
(b)Upon consummation of the issuance and sale of the Purchased Interests by the Company to Investor, (i) Investor will hold good and valid title to all of the Purchased Interests free and clear of all Liens other than (A) those created pursuant to Contracts (including the Operating Agreement) to which Investor or any of its Affiliates is a party and (B) those that may be deemed to exist pursuant to securities Laws of general applicability, and (ii) the Purchased Interests will constitute a 19.9% ownership interest in the Company.
Section 2.6Financial Statements; No Undisclosed Liabilities.
(a)Schedule 2.6(a) sets forth true, correct and complete copies of the (i) audited FERC Form 1 financial statements for each of AEP I&M TransCo and AEP Ohio TransCo as of December 31, 2021, December 31, 2022 and December 31, 2023 (the “Annual Financial Statements”) and (ii) unaudited FERC Form 3-Q financial statements for each of AEP I&M TransCo and AEP Ohio TransCo as of September 30, 2024 (such date, the “Balance Sheet Date”, and such financial statements, the “Interim Financial Statements”; the Interim Financial Statements together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with FERC Accounting Requirements applied on a consistent basis during the periods involved, except as may be otherwise specified in such Financial Statements, and fairly present in all material respects the financial position of each of AEP I&M TransCo and AEP Ohio TransCo as of and for the dates thereof and the results of operations for the periods then ended. The books and records of the Company and its Subsidiaries have been kept and maintained in all material respects in accordance with applicable Laws.
(b)Neither AEP I&M TransCo nor AEP Ohio TransCo have any liabilities or obligations, whether accrued, contingent, absolute or otherwise (“Liabilities”), except (i) Liabilities accrued on or reserved against, or otherwise expressly identified, in the Interim Financial Statements, (ii) Liabilities that have arisen since the Balance Sheet Date in the Ordinary Course of Business (none of which are material in amounts or nature), (iii) Liabilities arising after the Effective Date in connection with the transactions contemplated hereby, (iv) any executory obligations under Contracts (not including Liabilities arising from a breach thereof or default thereunder), and (v) other Liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(c)The Company does not have any Liabilities, other than (i) for Taxes accrued and not yet payable or for Taxes that the Company is contesting in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with the Accounting Principles, (ii) pursuant to this Agreement, its Organizational Documents and the AEP TransCo Note and (iii) nominal amounts in connection with maintaining its existence under Delaware law.
(d)The Company and each of its Subsidiaries maintains, and at all times since January 1, 2022 (or with respect to the Company, since its formation), has maintained, a system of internal controls over financial reporting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting related to the Company and its Subsidiaries and the preparation of financial statements for external purposes (including the Financial Statements) in accordance with the Accounting Principles, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect in all material respects the transactions and disposition of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Principles; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on its financial statements.
(e)Except as set forth on Schedule 2.6(e), since the Balance Sheet Date through the date of this Agreement, none of the Company or any of its Subsidiaries has made or authorized any payments or taken any actions which would constitute Leakage.
Section 2.7Absence of Certain Developments. Since the Balance Sheet Date, (a) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the business of the Company and its Subsidiaries has been conducted in the Ordinary Course of Business in all material respects.
Section 2.8Real Property.
(a)Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has good, valid and marketable fee title to all Owned Real Property and a valid and binding leasehold, easement or similar interest in (or has analogous property rights under applicable Law) all Leased Real Property and Ancillary Real Property, as the case may be, free and clear of all Liens other than Permitted Liens. Neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person rights to use or occupy any of the Owned Real Property, the Leased Real Property or the Ancillary Real Property that impairs or would reasonably be expected to impair in any material respect the use or occupancy of the Owned Real Property, the Leased Real Property or the Ancillary Real Property by the Company or any of its Subsidiaries.
(b)Each of the Leases and Ancillary Real Property Agreements in effect as of the Effective Date and each Lease and Ancillary Real Property Agreement executed during the Interim Period in accordance with the terms of this Agreement (if any), is legal, valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is, to the Knowledge of the Company, in full force and effect and enforceable in accordance with its terms, except (i) as limited by the Bankruptcy and Equity Exception and (ii) where such failure to be valid, binding, enforceable or in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is in material breach or violation of any Lease or Ancillary Real Property Agreement in effect as of the Effective Date or executed during the Interim Period in accordance with the terms of this Agreement, and, to the Knowledge of the Company, no third party to any such Lease or Ancillary Real Property Agreement is in breach or violation of any such Lease or Ancillary Real Property Agreement, and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its Subsidiaries under any Lease or Ancillary Real Property Agreement, except in each case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(c)The Real Property constitutes all of the material real property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted and as conducted since the Balance Sheet Date. As of the Effective Date, there are no Contracts, options or rights of first refusal or rights of first offer or similar rights in favor of a third party to (i) purchase the Company’s or any of its Subsidiaries’ interest in material Owned Real Property, (ii) use or occupy any Leased Real Property, or (iii) use or occupy any Ancillary Real Property in a manner that would reasonably be expected to impair the operation of the business of the Company and its Subsidiaries as currently conducted and as conducted since the Balance Sheet Date.
(d)Neither the Company nor any of its Subsidiaries or Affiliates has received written notice of and, to the Knowledge of the Company there is no, existing or pending condemnation, eminent domain or similar proceeding affecting any of the Owned Real Property or the Leased Real Property that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(e)To the Knowledge of the Company, there is no existing structural or other physical defect or deficiency in the condition of any Real Property, or any component or portion thereof, that has not been corrected in the Ordinary Course of Business, except, in each case, as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(f)To the Knowledge of the Company, current local zoning ordinances, general plans and other applicable land use regulations and all private covenants, conditions and restrictions, if any, affecting any Owned Real Property permit the use and operation of such Owned Real Property for its current use, except as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries or Affiliates has at any time in the last three (3) years received written notice of any violation of Law or pending or threatened proceedings for the rezoning of any Owned Real Property or Leased Real Property or any portion thereof, or the taking of any other action by Governmental Bodies concerning such Owned Real Property and Leased Real Property that would materially hinder or prevent the use thereof for its current use, except as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.
(g)The Company and its Subsidiaries each has good and valid title to, a valid leasehold interest in or a valid right to use all of its tangible assets and properties, other than Owned Real Property, Leased Real Property and Ancillary Real Property, free and clear of all Liens except Permitted Liens, other than any failure to own or hold such tangible property that would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole. All such tangible property is in normal operating condition in all material respects for similar facilities of a similar age and in a state of reasonable maintenance and repair suitable for the purposes for which it is being used in the conduct of the business of the Company and its Subsidiaries, except as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole.
Section 2.9Tax Matters.
(a)The Company and each of its Subsidiaries have duly and timely filed with the appropriate Tax authority all income and any other material Tax Returns required to have been filed by them pursuant to applicable Laws, all such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries have timely paid all income and other material Taxes due and payable by them regardless of whether shown as due and owing on a Tax Return, other than Taxes that are being contested in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with the Accounting Principles. All material income Taxes due and payable by any affiliated, consolidated, combined, joint, unitary or similar tax group of which the Company and/or any of its Subsidiaries is a member have been timely paid, all material income Tax Returns required to have been filed by any such group have been duly and timely filed with the appropriate Tax authority pursuant to applicable Laws, and all such Tax Returns are true and complete in all material respects.
(b)All material Taxes which the Company or any of its Subsidiaries is obligated to withhold from amounts owing (including any interest, expenses or fees) to any Person have been deducted, withheld, and timely paid to the appropriate Governmental Body.
(c)No deficiency or proposed adjustment which has not been paid or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Body against the Company or any of its Subsidiaries.
(d)Neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any Governmental Body, which extension is still in effect, other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business.
(e)There are no ongoing or pending Tax disputes, audits, examinations, claims or other Proceedings by or with any Governmental Body against the Company or any of its Subsidiaries, and no such dispute, audit, examination, claim or proceeding has been threatened in writing.
(f)Neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, joint, unitary or similar group for purposes of filing Tax Returns (other than the U.S. federal consolidated income tax group of which AEP Parent is the common parent) or has any liability for the Taxes of any Person (i) as a transferee or successor, by Contract or as a matter of Law or (ii) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, in each case other than with respect to the U.S. federal consolidated income tax group of which AEP is the common parent.
(g)Neither the Company nor any of its Subsidiaries has been subject to any claim made in writing by any Governmental Body in a jurisdiction where such Company or Subsidiary does not file a particular type of Tax Return or has not paid a particular type of Tax to the effect that such Company or Subsidiary is required to file such Tax Return or pay such type of Tax in that jurisdiction.

(h)There are no Liens for Taxes (other than Permitted Liens of the type described in clause (a) of the definition of Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.
(i)Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4.
(j)Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the prior three (3) years.
(k)Neither the Company nor any of its Subsidiaries has executed or entered into any closing agreement pursuant to Section 7121 of the Code or is bound by any “private letter ruling” issued by the IRS.
(l)Neither the Company nor any of its Subsidiaries has any material liability for escheat or unclaimed property obligations.
(m)Neither the Company nor any of its Subsidiaries is, or has ever been, subject to Tax in a jurisdiction outside the country of its organization.
(n)Neither the Company nor any of its Subsidiaries is a party to, bound by, or has any obligation to any other Person under any Tax allocation, Tax sharing or Tax indemnification agreement (other than any such agreement entered into in the Ordinary Course of Business the primary purpose of which is unrelated to Taxes and other than the American Electric Power Company, Inc. and its Consolidated Affiliates – 2024 Tax Agreement Regarding Method of Allocating Consolidated Income Taxes, among AEP Parent and the other parties thereto).
(o)Neither the Company nor any of its Subsidiaries (nor any predecessor of the Company or any of its Subsidiaries) has waived any statute of limitations in respect of Taxes, nor has any request been made in writing for any such waiver.
(p)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or incorrect method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing including any adjustment under Section 481(a); (ii) ruling by, or written agreement with, a Governmental Body (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Law) issued or executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing; or (v) any intercompany transactions occurring prior to the Closing (other than those incurred in the Ordinary Course of Business) or any excess loss account existing at the Closing described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local income Tax Law).
(q)The Company elected as of the date of its formation to be treated as an association taxable as a corporation for U.S. federal income tax purposes and will be properly treated as an association taxable as a corporation for U.S. federal income tax purposes as of the Closing. The Company has made available to Investor prior to the Effective Date a copy of IRS Form 8832 electing such status along with proof of filing.
(r)The Company and its Subsidiaries have collected all material sales and use Taxes required to have been collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body. The Company and its Subsidiaries are in material compliance with the collection and maintenance of sales Tax exemption certificates.
Section 2.10Contracts.
(a)Schedule 2.10(a) lists each of the following Contracts (except for Leases, Ancillary Real Property Agreements and Benefit Plans and excluding this Agreement) to which the Company or any of its Subsidiaries are a party as of the Effective Date (each Contract required to be listed, together with any Affiliate Contract, a “Material Contract” and collectively the “Material Contracts”):
(i)any Contract relating to any acquisition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has an outstanding obligation to make any payment in excess of $75,000,000 thereunder;
(ii)any Contract relating to any disposition by the Company or such Subsidiary of any business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction, in each case, pursuant to which the Company or such Subsidiary has any outstanding or contingent liabilities in excess of $75,000,000 thereunder;
(iii)any Contract that requires the Company or such Subsidiary to post any fidelity or surety bond, completion bond, guarantee, letter of credit or other collateral or credit support obligation, in each case for an amount in excess of $75,000,000;
(iv)any Contract under which the Company or such Subsidiary has (A) borrowed any money or issued any note, indenture or other evidence of Indebtedness, (B) incurred any Indebtedness, or (C) guaranteed Indebtedness or Liabilities of others (other than (1) intercompany Indebtedness solely among the Company and its Subsidiaries, (2) intercompany guarantees of Indebtedness solely among the Company and any of its Subsidiaries or (3) purchases of equipment or materials made under conditional sales Contracts entered into in the Ordinary Course of Business), in each case (other than with respect to notes issued by AEP I&M TransCo or AEP Ohio TransCo in favor of AEP Holdco), having an outstanding principal amount in excess of $50,000,000;
(v)any Contract (other than the Organizational Documents of the Company or its Subsidiaries) that by its express terms would limit or restrict or otherwise adversely affect the ability of the Company or its Subsidiaries to pay dividends or distributions;
(vi)any Contract that contains a non-compete, right of first refusal, right of first offer or most favored nations obligation or restriction binding on the Company or such Subsidiary or that would be binding on Investor, except for (A) any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 90 days or less, and (B) any such restrictions that constitute only a de minimis restraint on the conduct of the business of the Company and its Subsidiaries;
(vii)any interest rate or currency swap, exchange, option or hedging Contract which has (A) a notional amount on or after the Effective Date in excess of $50,000,000 or (B) a term extending for a period of longer than one (1) year after the Effective Date;

(viii)any Contract relating to any partnership, joint venture, joint ownership or other similar arrangement (including any agreement for joint participation or operation or maintenance as joint tenants or tenants in common in properties or facilities);
(ix)any Contract involving the resolution or settlement of any actual or threatened actions, suits or proceedings against or by the Company or such Subsidiary in an amount greater than $50,000,000 in the aggregate that has not been fully performed by the Company or such Subsidiary, or otherwise imposes continuing conduct obligations on the Company or such Subsidiary;
(x)any Contract to which any Governmental Body (excluding regional transmission organizations) is a party providing for payments by or to the Company or any of its Subsidiaries in excess of $10,000,000 per year or $25,000,000 in the aggregate or that otherwise impose material obligations on the Company or any of its Subsidiaries (excluding any (A) Contracts entered into pursuant to tariffs, (B) rights-of-ways, easements or similar Contracts entered into in the Ordinary Course of Business, and (C) Contracts relating to the purchase or sale of products or services in the Ordinary Course of Business and that are immaterial to the Company and its Subsidiaries, taken as whole);
(xi)any Contract relating to any outstanding commitment for capital expenditures in excess of $10,000,000 over the remaining life of such Contract;
(xii)any Affiliate Contract that contains payment obligations by or to the Company or any of its Subsidiaries in excess of $20,000,000 per year, excluding any master, enabling or other Contract (A) under which the Company and its Subsidiaries have not provided, purchased or procured products or services within twelve (12) months prior to the Effective Date and (B) that does not require (and AEP Holdco and the Company do not reasonably expect) any specific products or services (or required volumes or dollar amounts thereof) to be transacted thereunder after the Effective Date;
(xiii)any Contract that (A) prohibits, or by its terms places restrictions on, the Company’s or its Subsidiaries’ ability to make dividends or distributions to its equityholders, or (B) would be breached by any transfer by Investor of the Purchased Interests made in accordance with the Operating Agreement;
(xiv)any settlement, conciliation or similar Contract relating to a Proceeding of a member of the AEP Parent Group that have been entered into on or after December 31, 2018 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $20,000,000 or (B) were brought by an equityholder or Affiliate of the Company or its Subsidiaries;
(xv)any Contract the subject matter of which (without regard to the dollar amounts specified) is not addressed in clauses (i) through (xiv) of this Section 2.10(a) providing for payments by or to the Company or such Subsidiary (A) in excess of $50,000,000 in the aggregate during the term thereof or (B) in excess of $25,000,000 in any fiscal year, except for any such Contract that can be terminated without material penalty by the Company or such Subsidiary upon notice of 30 days or less; or
(xvi)any Contract to enter into any of the foregoing.
(b)Each of the Material Contracts and each Interim Period Contract (if any) is valid and binding on the Company or one of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, on each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), except where such failure to be valid, binding, enforceable and in full force and effect would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. True and complete copies of each Material Contract have been made available to Investor in the Data Room. Neither the Company nor any of its Subsidiaries is in breach or violation of (or, with notice or lapse of time or both, would become in violation of) any Material Contract or any Interim Period Contract and, to the Knowledge of the Company, no third party to any such Contract is in breach or violation of any such Contract, except in either case for any such breaches or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the Effective Date, none of the Company or its Subsidiaries or Affiliates (as applicable) has received a written notice from the counterparty to any Material Contract of its intention to (i) terminate such Contract, (ii) modify such Contract in a manner adverse to the Company or any of its Subsidiaries, or (iii) make a claim of force majeure (except for (x) in each such case, such notices as have been withdrawn or otherwise resolved prior to the Effective Date, and (y) in the case of clauses (ii) and (iii), as has not been, and would not reasonably expected to be, material to the Company and its Subsidiaries, taken as a whole).
Section 2.11Intellectual Property; IT; Data Security.
(a)The Company and its Subsidiaries own or have the licenses or rights to use all Intellectual Property that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted, except for any such failures to own or have the right to use that would not reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any of its Subsidiaries, nor the conduct of the Company’s or any of its Subsidiaries’ respective businesses, infringes, misappropriates or otherwise violates any Intellectual Property of any other Person in any material respects. No claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, and no such claims have been filed.
(c)To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Intellectual Property owned by the Company or any of its Subsidiaries. No claims of such infringement, misappropriation or other violation are pending or threatened against any Person by the Company or any of its Subsidiaries.
(d)The material IT Systems used in the operation of the business of the Company and its Subsidiaries (i) are adequate in all material respects for their intended use and for the operation of the business of the Company and its Subsidiaries as currently conducted and (ii) are free from material bugs, errors, defects, viruses, malware and other corruptants that, in any case, would materially disrupt their operation or have a material adverse impact on the operation of such IT Systems. In the last three (3) years, there has been no material failure or other material substandard performance of any IT System that has caused a material disruption to the Company or any of its Subsidiaries, except that has been remedied in all material respects. The Company and each of its Subsidiaries maintains commercially reasonable backup and data recovery, disaster recovery, business continuity, and data and IT Systems security plans and procedures.
(e)Except as would not reasonably be expected to result, individually or in the aggregate, in liability that would be material to the Company and its Subsidiaries, taken as a whole, during the three (3) years prior to the Closing Date, the Company and its Subsidiaries (i) have not experienced any Security Incident, nor (ii) have been required under applicable Law to give notice to any Governmental Body or individual of a Security Incident.
Section 2.12Litigation. Except as set forth on Schedule 2.12, there are no Proceedings pending against or by, or to the Knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, other than any Proceeding, which, if adversely determined would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent or materially impair the ability of the Company to consummate the Closing. Neither the Company nor any of its Subsidiaries is subject to outstanding Order, other than any such Order that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or prevent or materially impair the ability of the Company to consummate the Closing.
Section 2.13Employees.
(a)The Company and its Subsidiaries are neither party to, nor bound by, and in the last three (3) years have neither party to, nor bound by, any labor agreement, collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council.
(b)With respect to each individual who directly or indirectly provides or provided services to the Company or any of its Subsidiaries (including, in each case, the provision of services to the Company and its Subsidiaries by employees of other Affiliates of AEP Holdco) (individually, a “Company Service Provider”, and collectively, the “Company Service Providers”), the Company and its Subsidiaries are and at all time in the last three (3) years, have been in compliance with all applicable Laws relating to the employment of labor, except to the extent any non-compliance would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Each current and former Company Service Provider is and has been properly classified as an employee or independent contractor under all applicable Laws with respect to services provided to the Company and its Subsidiaries. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no administrative charges or court complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or any other Governmental Body concerning alleged employment discrimination or any other matters relating to the employment or engagement of labor.
(c)Except as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no Proceedings pending by, or to the Knowledge of the Company, threatened, by any current or former Company Service Provider or applicant for employment to become a Company Service Provider, at law or in equity, or before any Governmental Body.
(d)Except as would not be reasonably expected to result in Liability to the Company or its Subsidiaries or as set forth on Schedule 2.13(d), in the last three (3) years, with respect to any Company Service Providers who is employed by the Company or any of its Affiliates (including, for the avoidance of doubt, AEP Parent and its Affiliates), there has been no “plant closing” or “mass layoff” (in each case, as defined under the Worker Adjustment and Retraining Notification Act of 1988 (WARN) or any similar Laws), and no such “plant closing” or “mass layoff” as defined under WARN or any similar Laws is currently planned.
Section 2.14Employee Benefit Plans.
(a)Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or is required to contribute to), nor in the last three (3) years has sponsored, maintained or contributed to (or has been required to contribute to), any Benefit Plan. Neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates currently maintains or contributes to, or has at any time in the six (6) years prior to the Effective Date maintained or contributed to or been obligated to contribute to any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (or similar foreign plan), in each case that would reasonably be expected to result in Liability to the Company or its Subsidiaries on or after the Closing. Neither the Company nor any of its Subsidiaries has any unsatisfied Liabilities under Title IV of ERISA.
(b)The consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not (i) result in any payment or benefit becoming due or payable, or required to be provided, by the Company or any of its Subsidiaries to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries; (ii) increase the amount or value of compensation or benefits due or payable by the Company or any of its Subsidiaries to any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries or accelerate the time of payment, vesting or funding of any such benefit or compensation; or (iii) result in any amount failing to be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code.
(c)Each Benefit Plan of the AEP Parent Group that any individual who currently provides, or formerly provided, services to the Company or any of its Subsidiaries participates in or has any rights or entitlement under and any related trust has been established, funded and administered in compliance with its terms and applicable Law.
Section 2.15Insurance. With respect to each material insurance policy or bond currently in effect as of the Effective Date maintained by or for the benefit of the Company or any of its Subsidiaries on their properties, assets, products, businesses or personnel and each material insurance policy bound or bond issued during the Interim Period in accordance with the terms of this Agreement: (a) the policy is legal, valid, binding, enforceable and in full force and effect, and all premiums due and payable with respect thereto have been paid in full, and no notice of cancellation, termination, reservation of rights or dispute or denial of coverage for any material claim has been received with respect to any such insurance policy; (b) the Company and its Subsidiaries are not in breach or default of any of the terms or conditions of the policy; (c) none of the Company or its Subsidiaries have received a notice of non-renewal from any of the insurers and there has been no lapse in coverage; (d) the Company, its Subsidiaries, and their respective assets and properties are insured in amounts no less than as required by applicable Law or any Material Contract; (e) there is no material claim pending or, to the Knowledge of the Company, threatened under any such insurance policy that relates to the Company or the Subsidiaries and in respect of which coverage has been questioned, denied or disputed, or had rights reserved, by the underwriter of such policy and (f) except as would not be material to the Company and its Subsidiaries, taken as a whole, the transactions set forth herein shall not result in a violation under any of such insurance policies and shall not give rise to any right of termination or cancellation in connection therewith.
Section 2.16Environmental Matters.
(a)Except as would not reasonably be expected to result in a material Liability to the Company and its Subsidiaries taken as a whole, the Company and each of its Subsidiaries and their operations are, and have been for the past three (3) years, in compliance with all applicable Environmental Laws, which compliance includes obtaining and complying with all Permits required under Environmental Law.
(b)Neither the Company nor any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company threatened, claim, or has received any written notice regarding any actual or alleged violation of or Liability under any Environmental Laws that has not been cured without further obligations and that is or would be material to the Company and its Subsidiaries, taken as a whole.
(c)Except as disclosed on Schedule 2.16(c) or would not be expected to result in a material Liability to the Company and its Subsidiaries taken as a whole, there has been no Release of, contamination by, or exposure of any Person to, any Hazardous Substances (including at, in, on or under the Owned Real Property or the Leased Real Property or at real property formerly owned or operated by the Company or any of its Subsidiaries while owned or operated by the Company or any of its Subsidiaries), in each case above, that has given or would give rise to any Liability for the Company or any of its Subsidiaries pursuant to any Environmental Law or any Contract entered into with any other Person. Neither the Company nor any of its Subsidiaries are conducting any material remedial action that is material to the Company and its Subsidiaries taken as a whole relating to any Hazardous Substances pursuant to the requirements of any applicable Environmental Law or Permit or Contract.
(d)Except as would not be material to the Company or its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has entered into or agreed to any outstanding consent order, consent decree or consent agreement, or is subject to any outstanding Order, relating to compliance with or Liability under Environmental Laws or to the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances.
(e)Except as would not be material to the Company or its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has expressly or by operation of Law assumed or undertaken any Liability of any other Person relating to Environmental Laws.
Section 2.17Permits; Compliance with Laws.
(a)Each of the Company and its Subsidiaries holds and is (and has been during the past three (3) years) in compliance, in all material respects, with all permits, certificates, licenses, approvals, registrations, waivers, exemptions and other authorizations that are material to the Company or any of its Subsidiaries and required for the use, ownership and operation of the assets of the Company and its Subsidiaries and the conduct of their business under applicable Laws (the “Permits”). All of the Permits are valid and in full force and effect and, during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation by, any Governmental Body with respect to, any material violation of, or any obligation to take material remedial action under, any Permits (other than any such violations that have been fully cured).
(b)The Company and its Subsidiaries are, and have been during the prior three (3) years, in compliance, in all material respects, with all applicable Laws that are, in each case, material to the Company or any of its Subsidiaries, and during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any action or proceeding against it alleging any failure to comply in any material respect with any such applicable Laws. No investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and during the prior three (3) years, neither the Company nor any of its Subsidiaries or Affiliates has received any written notice of any such investigation, except, in each case, for any such investigation that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
Section 2.18Affiliated Transactions. Except as set forth on Schedule 2.18, since the Balance Sheet Date, all Affiliate Transactions (as defined in the Operating Agreement) were in compliance in all material respects with Section 2.14(a) of the Operating Agreement as if the

Operating Agreement were in effect as of the Balance Sheet Date (it being understood that, for the avoidance of doubt, any Affiliate Transaction that would have required “Investor Member” (as defined therein) consent pursuant to Section 2.14(a)(iii) of the Operating Agreement is set forth on Schedule 2.18).
Section 2.19Regulatory Matters.
(a)The Company and its Subsidiaries are in compliance in all material respects with the Orders and rules of each of the Governmental Bodies set forth on Schedule 10.18(e), except where the failure to so comply would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole, or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.
(b)To the Company’s knowledge, neither the Company nor any of its Subsidiaries is the subject of any non-public investigation or audit by the Governmental Bodies listed in Schedule 10.18(e), except for any non-public investigation or audit that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole, or prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.
(c)The Company (i) is not itself regulated as a “public utility” under the Federal Power Act (“FPA”) and (ii) is a “holding company” under the Public Utility Holding Company Act of 2005. AEP I&M TransCo and AEP Ohio TransCo each is regulated as a “public utility” under the FPA. Solely as a result of the execution, delivery and performance of this Agreement, Investor will not itself become subject to regulation as a “public utility” under the FPA.
Section 2.20Anti-Corruption and Anti-Money Laundering Laws.
(a)Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or the government of which is, a Sanctioned Entity, or (iv) engages in (or during the past three (3) years has engaged in) any direct or indirect dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Entity, or has otherwise violated any Sanctions.
(b)The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any Representative acting for or on behalf of the Company or any of its Subsidiaries, is (and for the past three (3) years has been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.
(c)To the Knowledge of the Company, neither the Company nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism Laws, Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of the Company, has been threatened in writing.
(d)The Company and each of its Subsidiaries is subject to, and in compliance with, in all material respects, policies and procedures instituted and maintained by an Affiliate thereof that are reasonably designed in accordance with applicable Laws to promote and achieve compliance by such Persons, and any Representatives acting on their behalf, with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

(e)The Company and its Subsidiaries shall not use the proceeds transferred pursuant to this Agreement, directly or knowingly indirectly, in any manner that would cause the Investor to be in violation of applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions.
Section 2.21Broker Fees. Except for J.P. Morgan Securities LLC, whose fees shall be paid exclusively by AEP Holdco (and not the Company or its Subsidiaries), there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary thereof, that is or would be entitled to a fee or commission in connection with the transactions contemplated hereby from the Company or any of its Subsidiaries.
Section 2.22Business Opportunity. Except as set forth on Schedule 2.22, none of AEP HoldCo, the Company, its Subsidiaries or any of their Affiliates are party to any Contract that (a) requires any such Person to present an ownership investment opportunity relating to a Target Project, including any opportunity to fund any Target CapEx (as defined in the Operating Agreement), to any Person other than the Company and its Subsidiaries, (b) grants any rights of exclusivity to any Person with respect to any ownership investment opportunity relating to a Target Project, including any opportunity to fund any Target CapEx, (c) that restricts the Company or its Subsidiaries from freely pursuing a Target Project or (d) that requires the Company or its Subsidiaries to jointly develop or pursue with any third party any ownership investment opportunity relating to a Target Project, including any opportunity to fund any Target CapEx.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AEP HOLDCO
Except as set forth in the Disclosure Schedules, subject to Section 10.10, AEP Holdco represents and warrants to Investor that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 3.1Formation and Power. AEP Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware with full power and authority to enter into this Agreement and perform all of its obligations hereunder and had full power and authority to consummate the Reorganization and enter into any agreements and instruments relating to or giving effect to the Reorganization (the “Reorganization Agreements”). Complete and correct copies of the Reorganization Agreements have been made available to Investor.
Section 3.2Authorization. The execution, delivery and performance of this Agreement by AEP Holdco and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite company action by AEP Holdco, and no other company proceedings on the part of AEP Holdco is necessary to authorize the execution, delivery or performance of this Agreement by AEP Holdco. This Agreement has been duly and validly executed and delivered by AEP Holdco, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of AEP Holdco, enforceable against AEP Holdco in accordance with its terms, except as limited by the Bankruptcy and Equity Exception. The execution, delivery and performance of the Reorganization Agreements by AEP Holdco and the consummation of the transactions contemplated thereby, including the Reorganization, were duly and validly authorized by all requisite company action by AEP Holdco, and no other company proceedings on the part of AEP

Holdco and its Subsidiaries is or necessary to authorize the execution, delivery or performance of the Reorganization by AEP Holdco. The Reorganization Agreements were duly and validly executed and delivered by AEP Holdco and its Subsidiaries, and the Reorganization Agreements constitutes a valid and binding obligation of AEP Holdco and its Subsidiaries, enforceable against AEP Holdco and its Subsidiaries in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 3.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, Permits or consents set forth on Schedule 3.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, (i) the execution, delivery and performance of this Agreement by AEP Holdco and the consummation of the transactions contemplated hereby and (ii) the execution, delivery and performance of the Reorganization Agreements by AEP Holdco and the Company and the consummation of Reorganization, in each case, do not (and in the case of the Reorganization did not) (a) violate, conflict with or breach the Organizational Documents of AEP Holdco, (b) result in the imposition or creation of any Lien on the Membership Interests, (c) violate or breach any Law applicable to AEP Holdco, or by which any of its properties or assets are bound or (d) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which AEP Holdco is a party or by which any of AEP Holdco’s assets are bound, except, with respect to clause (d) above, for any such violations, breaches, defaults or other occurrences that are not, or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of AEP Holdco to consummate the transactions contemplated hereby.
Section 3.4Consents. Except as set forth on Schedule 3.4, no filing or registration with, notification to, or authorization, approval, Order, Permit, filing or consent of or with any Governmental Body or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by AEP Holdco of this Agreement, the performance of AEP Holdco’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of AEP Holdco to consummate the transactions contemplated hereby or (d) notices and filings required to be made or given after the Closing.
Section 3.5Litigation. There are no Proceedings pending or, to the Knowledge of AEP Holdco, threatened against or affecting AEP Holdco, before or by any Governmental Body, that would reasonably be expected to prevent or otherwise adversely affect AEP Holdco’s performance of its covenants and obligations set forth in this Agreement or to otherwise prevent or materially impair the ability of AEP Holdco to consummate the transactions contemplated hereby. There are no bankruptcy proceedings pending or, to the Knowledge of AEP Holdco, threatened against AEP Holdco.
Section 3.6Anti-Corruption and Anti-Money Laundering Laws.
(a)None of AEP Holdco or any of its Affiliates (including the Company and its Subsidiaries), nor, to the Knowledge of AEP Holdco, any Representative acting for or on behalf of AEP Holdco or any of its Affiliates (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or ordinarily resident in a country or territory that is, or the government of which is, a Sanctioned Entity, or (iv) engages in (or during the past three (3) years has engaged in) any dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Entity or has otherwise violated any Sanctions.

(b)AEP Holdco and each of its Affiliates (including the Company and its Subsidiaries), and, to the Knowledge of AEP Holdco, any Representative acting for or on behalf of AEP Holdco or any of its Affiliates (or providing services to), is (and for the past five (5) years has been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.
(c)To the Knowledge of AEP Holdco, neither AEP Holdco nor any of its Affiliates (or providing services to) is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism or Anti-Corruption Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of AEP Holdco, has been threatened in writing.
Section 3.7Broker Fees. Except for J.P. Morgan Securities LLC, whose fees shall be paid exclusively by AEP Holdco (and not the Company or its Subsidiaries), there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, AEP Holdco or any of its Affiliates, that is entitled to a fee or commission in connection with the transactions contemplated hereby from the Company or any of its Subsidiaries.
Section 3.8No Prior Activities. The Company was organized for the sole purposes of the transactions contemplated by this Agreement and the Reorganization Agreements and from its formation to the Closing has been engaged solely in activities related to such transactions (including the Reorganization). The Company (a) has not had and does not have any employees and (b) has not conducted and does not conduct any business (other than related to its ownership of the Equity Interests of AEP I&M TransCo and AEP Ohio TransCo and the transactions contemplated by this Agreement). From the time of its formation until the effective date of the Reorganization, the Company had no assets, and from and after the effective date of the Reorganization, the Company’s only assets are the Equity Interests of AEP I&M TransCo and AEP Ohio TransCo.
Section 3.9No Fraudulent Conveyance for Reorganization. No transfer of property is, or was, being made by AEP Holdco, the Company or their Subsidiaries and no obligation is being incurred, or was incurred, in connection with the Reorganization or the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INVESTOR
Investor hereby represents and warrants to the Company that as of the Effective Date and as of the Closing (unless the particular representation speaks expressly as of another date, in which case such representation is made as of such other date):
Section 4.1Organization and Power. Investor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority necessary to enter into this Agreement and perform all of its obligations hereunder.
Section 4.2Authorization. The execution, delivery and performance of this Agreement by Investor and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action by Investor, and no other proceedings on the part of Investor are necessary to authorize the execution, delivery or performance of this

Agreement by Investor. This Agreement has been duly and validly executed and delivered by Investor, and, assuming that this Agreement is a valid and binding obligation of the other Parties, this Agreement constitutes a valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except as limited by the Bankruptcy and Equity Exception.
Section 4.3No Violation. Assuming that (x) the notices, authorizations, approvals, Orders, permits or consents described in Schedule 4.4 are made, given or obtained (as applicable), (y) the Regulatory Approvals are obtained, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby, do not (a) violate, conflict with or breach its Organizational Documents, (b) violate any applicable Law to which Investor is subject or by which any of its assets are bound, or (c) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Contract to which Investor is a party or by which any of its assets are bound, except, with respect to clauses (b) and (c) above, for any such violations, breaches, defaults or other occurrences that are not, or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Investor to consummate the transactions contemplated hereby.
Section 4.4Consents. Except as set forth on Section 4.4 of the Investor Disclosure Schedule, no filing or registration with, notification to, or authorization, approval, Order, permit, filing or consent of or with any Governmental Body or any other Person (other than the Parties, their equity holders or their Affiliates) is required in connection with the execution and delivery by Investor of this Agreement, the performance of Investor’s obligations hereunder or the consummation of the transactions contemplated hereby, except (a) the requirement to obtain the Regulatory Approvals, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Investor to consummate the transactions contemplated hereby or (d) notices and filings required to be made or given after the Closing.
Section 4.5Litigation. There are no Proceedings pending or, to the Knowledge of Investor, threatened against or affecting Investor, before or by any Governmental Body, that would reasonably be expected to prevent or otherwise adversely affect Investor’s performance of its covenants and obligations set forth in this Agreement or prevent or materially impair the ability of Investor or any of its Affiliates to consummate the transactions contemplated hereby. There are no bankruptcy proceedings pending or, to the Knowledge of Investor, threatened against Investor or any of its Affiliates contemplated to be involved in the transactions contemplated hereby.
Section 4.6Broker Fees. Except as set forth on Section 4.6 of the Investor Disclosure Schedule, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, Investor or any of its Affiliates, that is entitled to a fee or commission in connection with the transactions contemplated hereby from Investor or any Affiliate thereof.
Section 4.7Investment Representation; Investigation. Investor is acquiring the Purchased Interests for its own account with the present intention of holding the Purchased Interests for investment purposes and not with a view to, or for sale in connection with, any distribution thereof in violation of any applicable securities Laws. Investor is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. Investor is knowledgeable about the industries in which the Company and its Subsidiaries operate, is capable of evaluating the merits and risks of the transactions contemplated hereby and is able to bear the substantial economic risk of such investment for an indefinite period of time. Investor has been afforded full access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation and has conducted a full due diligence investigation of the Company and its Subsidiaries.
Section 4.8Investor’s Financing.
(a)Delivery of Equity Commitment. Concurrently with the execution of this Agreement, Investor has delivered to AEP Holdco and the Company true, correct and complete copies of executed equity commitment letters addressed to Investor, dated as of the Effective Date (including all exhibits, schedules and annexes thereto, as amended, replaced, waived, supplemented or modified in accordance with Section 5.5(b), the “Equity Commitment Letters”), pursuant to which each of the Guarantors have committed, subject to the terms and conditions set forth therein, to provide equity financing in an amount set forth therein for the purpose of funding a portion of the Financing Uses (the “Equity Financing”).
(b)Status of Financing Commitments. As of the Effective Date:
(i)each of the Equity Commitment Letters is in full force and effect and represents a valid and binding obligation of Investor and, to the Knowledge of Investor, the other parties thereto, enforceable by and against such parties in accordance with their terms, subject to the Bankruptcy and Equity Exception;
(ii) none of the commitments under the Equity Commitment Letters have been withdrawn, rescinded, replaced or terminated or otherwise amended or modified in any respect;
(iii)no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Investor or, to the Knowledge of Investor, any other party thereto under any term or condition of the Equity Commitment Letters that could affect the availability of the Equity Financing on the Closing Date;
(iv)the Investor has fully paid (or caused to be paid) and all fees and other amounts that are due and payable on or prior to the Effective Date in connection with the Equity Financing; and
(v)neither the Investor nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Equity Financing, other than as set forth in the Equity Commitment Letter that could affect the availability of the Equity Financing on the Closing Date.
(c)Adequate Proceeds. The aggregate proceeds of the Equity Financing, when fully funded in accordance with, and in the amounts set forth in, the Equity Commitment Letters, will provide funds sufficient to pay (i) the Estimated Purchase Price at the Closing and (ii) all of Investor’s and its Representatives’ related fees and expenses associated with the transactions contemplated hereby (collectively, the “Financing Uses”).
(d)Conditions to Commitments. Except as set forth, described or provided for in the Equity Commitment Letters, (i) there are no conditions precedent to the obligations of the Guarantors to fund the Equity Financing on the Closing Date, and (ii) there are no contractual contingencies or other provisions under any agreement (including any side letters) relating to the transactions contemplated by this Agreement to which Investor is a party that would permit the Guarantors to reduce the total aggregate committed amount of the Equity Financing, respectively, or impose any additional conditions precedent to the availability of the Equity Financing to be funded by them on the Closing Date. As of the Effective Date, assuming the satisfaction of each of the conditions to Closing set forth in Article VI and the performance by AEP Holdco and the Company of their respective obligations under this Agreement, Investor has no reason to believe that any of the conditions to the Equity Financing in the Equity Commitment Letters will not be satisfied at the Closing or that the Equity Financing will not be made available to Investor at the Closing in order to consummate the transactions contemplated by this Agreement in accordance with this Agreement. As of the Effective Date, Investor is unaware of any fact or occurrence that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Equity Commitment Letters inaccurate in any material respect or that would reasonably be expected to cause the Equity Commitment Letters to be ineffective.
(e)Financing Not a Condition. The Investor understands and acknowledges that its obligations under this Agreement are not in any way contingent upon or otherwise subject to or conditional upon the Investor’s consummation of any financing arrangements, the Investor’s obtaining of any financing or the availability, grant, provision or extension of any financing to the Investor.
Section 4.9Guaranty. Concurrently with the execution of this Agreement, the Guarantors have each delivered to the Company a duly executed Guaranty. Each Guaranty is in full force and effect and is the valid, binding and enforceable obligation of its respective Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of either Guarantor under its respective Guaranty.
Section 4.10No Fraudulent Conveyance. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors.
Section 4.11Anti-Corruption and Anti-Money Laundering Laws.
(a)None of Investor or its Affiliates, nor, to the Knowledge of Investor, any Representative acting for or on behalf of the Investor or any of its Affiliates, (i) is the target of any Sanctions, (ii) is or is owned or controlled by a Sanctioned Person or Sanctioned Entity, (iii) is located, organized or resident in a country or territory that is, or the government of which is, a Sanctioned Entity, or (iv) engages in (or during the past three (3) years has engaged in) any direct or indirect dealings or transactions, or is (or during the past three (3) years has been) otherwise associated, with any such Sanctioned Person or Sanctioned Entity, or has otherwise violated any Sanctions.
(b)Investor and each of its Affiliates are (and for the past three (3) years have been) in compliance in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws applicable to such Persons.
(c)To the Knowledge of Investor, neither Investor nor any of its Affiliates is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Body regarding any offense or alleged offense under any anti-terrorism or Anti-Corruption Laws or Anti-Money Laundering Laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the Knowledge of Investor, has been threatened in writing.

Section 4.12Regulatory.
(a)Except as set forth and described on Section 4.12 of the Investor Disclosure Schedule, none of Investor’s FERC Affiliates is a “public utility” under the FPA within either the market administered by PJM Interconnection, L.L.C. or within Indiana, Michigan, or Ohio.
(b)Investor is not a “public utility” under the FPA.
ARTICLE V

COVENANTS
Section 5.1Conduct of the Business.
(a)From the Effective Date until the earlier of the Closing or the termination of this Agreement pursuant to Section 7.1 (the “Interim Period”), except as (i) otherwise expressly contemplated or expressly permitted by this Agreement, (ii) set forth on Schedule 5.1(a), (iii) consented to in writing by Investor (such consent not to be unreasonably withheld, delayed or conditioned), (iv) required by any Lease or Contract to which the Company or any of its Subsidiaries is a party that is disclosed in the Disclosure Schedules and made available to Investor or as required by applicable Law, or (v) in connection with any Extraordinary Event Response, AEP Holdco shall cause the Company and each of the Company’s Subsidiaries to use commercially reasonable efforts to conduct its respective business in the Ordinary Course of Business (including with respect to the Company’s and its Subsidiaries’ management of their respective levels of working capital, levels of cash and cash equivalents, and capital expenditures, in each case in the Ordinary Course of Business), and AEP Holdco shall cause the Company and each of the Company’s Subsidiaries to use their respective commercially reasonable efforts to (other than in the case of the following clauses (3) and (4), in which case AEP Holdco shall cause the Company and each of the Company’s Subsidiaries at all times to) (1) preserve in all material respects the goodwill, reputation and present relationships with suppliers, customers, Governmental Bodies and others having significant business relationships with the Company or any of its Subsidiaries, (2) maintain and renew in the Ordinary Course of Business their respective insurance policies (or obtain replacement or substitute insurance policies providing substantially similar coverage) and material Permits, (3) conduct and make all Affiliate Transactions in compliance in all material respects with Section 2.14(a) of the Operating Agreement as if the Operating Agreement were in effect as of the Effective Date, and (4) comply in all respects with the terms of the AEP TransCo Note, including payment of all amounts as and when due pursuant to the AEP TransCo Note. The failure to take any action prohibited by Section 5.1(b) shall not be a breach by AEP Holdco of this Section 5.1(a).
(b)During the Interim Period, except as (w) otherwise expressly contemplated or expressly permitted by this Agreement, (x) set forth on Schedule 5.1(b), (y) consented to in writing by Investor (such consent not to be unreasonably withheld, delayed or conditioned) or (z) required by applicable Law, the Company and its Subsidiaries shall not (and AEP Holdco shall not permit the Company and each of the Company’s Subsidiaries to):
(i)take any action that would require consent from the Investor Member or an Investor Manager (in each case, as such terms are defined in the Operating Agreement) under the Operating Agreement if the Operating Agreement were in effect as of the Effective Date (including Article VIII thereof) (and assuming that Investor Member owns all Purchased Interests as of the Effective Date);

(ii)amend or modify any of its Organizational Documents or the terms of the AEP TransCo Note in a manner that would reasonably be expected to be adverse to Investor, the Company or any of its Subsidiaries;
(iii)take any action that would result in Leakage;
(iv)create, issue, acquire, reclassify, combine, split, subdivide, redeem, sell, pledge, encumber or otherwise dispose of any of its Equity Interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, phantom equity, equity appreciation rights, calls or commitments with respect to its Equity Interests;
(v)without limiting the need for consent pursuant to subclause (i) above, create, incur, assume or guarantee any Indebtedness in excess of $75,000,000 other than, in each case, (A) in connection with any Extraordinary Event Response, (B) Existing Indebtedness and guarantees under Existing Indebtedness, (C) intercompany Indebtedness solely among the Company and its Subsidiaries or intercompany guarantees of Indebtedness of the Company or any of its Subsidiaries or (D) purchases of equipment or materials made under conditional sales Contracts entered into in the Ordinary Course of Business;
(vi)merge or consolidate with any other Person or adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;
(vii)make, change or revoke any material Tax election (including any entity classification election), settle or compromise any Tax claim, Proceeding, assessment or liability or claim for a refund of Taxes, change (or request any Governmental Body to change) any aspect of its method of accounting for Tax purposes, including any adjustment under Section 481(a), change its annual Tax accounting period, enter into any closing agreement or other binding written agreement relating to Taxes with any Governmental Body, file any amended Tax Return, surrender any claim for a refund of Taxes, file any Tax Return other than one prepared in a manner consistent with past practice, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment (other than pursuant to an extension of time to file any Tax Return obtained in the Ordinary Course of Business); provided, however, that the foregoing limitations shall not apply with respect to any action (i) in respect of a consolidated, combined, unitary or similar income tax group of which AEP Parent is the common parent or (ii) that would not reasonably be expected to have an adverse impact on Investor as compared to the other member(s) of the Company;
(viii)(i) hire any employee, officer or director or directly hire any individual service provider (which, for the avoidance of doubt, shall not include any Company Service Provider that is employed or engaged by a third-party) of the Company or any of its Subsidiaries or (ii) establish, enter into or adopt any plan, contract, program or policy that would be a Benefit Plan sponsored, maintained or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries; or
(ix)agree or commit to any of the foregoing.
(c)Notwithstanding the foregoing, AEP Holdco may cause or permit the Company during the Interim Period to take, and cause or permit the Company’s Subsidiaries to take, reasonable actions in accordance with Good Industry Practice, as reasonably necessary (i) in immediate and direct response to any Emergency Situations, and (ii) to undertake any Extraordinary Event Response; provided, that AEP Holdco shall, upon the occurrence of any of the circumstances described above, as promptly as reasonably practicable, inform Investor in writing of such occurrence and reasonably consult with Investor regarding such occurrence. No such actions under this Section 5.1(c) taken in compliance with the foregoing shall be deemed to violate or breach this Agreement in any way, or serve as a basis for Investor to terminate this Agreement pursuant to Article VII or assert that any of the conditions to the Closing set forth in Article VI have not been satisfied.
(d)Notwithstanding the foregoing, the Company during the Interim Period may make, at its sole discretion, (i) subject to any applicable adjustments to the Purchase Price and Final Purchase Price for Distribution Amounts, cash dividends or cash distributions to AEP Holdco (including the Special Distribution in connection with the Closing) or (ii) payments or prepayments of principal or payments of interest under the AEP TransCo Note; provided, that on and after July 1, 2025 and prior to the Closing, any such payments to AEP Holdco by the Company shall first be applied to principal and interest of the AEP TransCo Note until the AEP TransCo Note is repaid in full, prior to making any cash dividends or cash distributions to AEP Holdco. In the event the aggregate amount of cash dividends and cash distributions (excluding any Special Distribution) made by the Company to AEP Holdco in respect of its equity interest in the Company on or after the Effective Date and prior to July 1, 2025 (or if earlier, the Closing), is in excess of the aggregate distribution allowance amount set forth on Appendix I opposite the heading “Distribution Allowance Amount” (such excess, “Excess Distributions”), then, prior to the Closing, AEP Holdco shall make one or more offsetting cash contributions to the Company in an aggregate amount equal to the aggregate amount of such Excess Distributions (“Offset Contributions”).
(e)To the extent AEP Holdco requests consent from Investor pursuant to Section 5.1(a) or Section 5.1(b) and Investor has not responded within five (5) Business Days of Investor receiving written notice of such request, Investor shall be deemed to have consented to the relevant matter.
Section 5.2Access.
(a)During the Interim Period, upon reasonable advance notice and subject to compliance with all applicable regulatory rules and regulations and other applicable Laws, AEP Holdco, the Company and the Company’s Subsidiaries shall provide Investor and its authorized Representatives with reasonable access during regular business hours to the properties, offices, assets, members of senior management of AEP Holdco or its Affiliates (to the extent related to the business of the Company or any of its Subsidiaries), facilities and books and records of the Company and its Subsidiaries; provided, that (i) such access does not unreasonably interfere with the normal operations of AEP Holdco, the Company or any of their respective Affiliates, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated hereby, (iii) such access shall be subject to reasonable health and safety conditions and to reasonable limitations relating to the properties, offices and facilities, of the Company and its Subsidiaries, as may be imposed by AEP Holdco, (iv) all requests for access shall be directed to such Person(s) as the Company or AEP Holdco may designate in writing from time to time, and (v) nothing herein shall require the Company or any of its Subsidiaries to provide access to, or to disclose any information to, Investor if such access or disclosure (A) would require the Company or any of its Subsidiaries to disclose any financial or proprietary information of or regarding the Affiliates of the Company or any of its Subsidiaries or otherwise disclose information regarding the Affiliates of the Company that the Company or any of its Subsidiaries reasonably deems to be commercially sensitive, (B) upon the written advice of counsel would waive any legal privilege or (C) would be in violation of applicable Laws or the provisions of any Contract to which AEP Holdco, the Company or any of its Subsidiaries is a party (provided, that AEP Holdco shall promptly notify Investor in writing if any information is withheld by reason of the exception under this clause (C), including a description of the general nature of such information and the reason for it being withheld, and AEP Holdco shall cause the Company or its applicable Subsidiary to use its commercially reasonable efforts to obtain the required consent of such third party to disclose such document or information). Notwithstanding anything to the contrary contained in this Agreement, none of AEP Holdco, the Company or any of its Subsidiaries shall be required to (x) disclose to any Person any Tax information or Tax Return that does not relate solely to the Company or any of its Subsidiaries or (y) provide any information regarding the Company or any of its Subsidiaries in any format other than as then exists, or otherwise to manipulate or reconfigure any data regarding the Company’s or any of its Subsidiaries’ business, assets, financial performance or condition or operations. For the avoidance of doubt, nothing in this Section 5.2 shall be construed to permit Investor or any of its Representatives to have access to any files, records, agreements, communications or documents to the extent related to AEP Parent or any of its Affiliates (other than the Company and its Subsidiaries), including any bids or offers received by AEP Parent or any of its Affiliates for the sale of any Membership Interests, it being agreed that all such bids or offers shall be the sole property of AEP Parent. No investigation by Investor or other information received by Investor shall operate as a waiver or otherwise affect any representation, warranty, covenant or agreement given or made by the Company or AEP Holdco in this Agreement.
(b)Investor agrees to indemnify, defend and hold harmless the AEP Parent Group from and against any and all actual losses, damages, Liabilities, claims, demands, causes of action, legal proceedings, Orders, remedies, obligations, assessments, awards, payments, costs and expenses, interest, penalties, fines, judgments and settlements (collectively, “Losses”) (including for loss or injury to or death of any Representative of Investor, injury to or death of any other person, and for any loss or damage to or destruction of any property owned by any member of the AEP Parent Group or others (including for loss of use of any property)) resulting directly or indirectly from the action or inaction of Investor or any of its Representatives during any visit to the business or property sites of the Company or any of its Subsidiaries prior to the Closing Date, whether pursuant to this Section 5.2 or otherwise, except to the extent caused by the gross negligence or willful misconduct of AEP Holdco or its Affiliates or Representatives. During any visit to the business or property sites of the Company or any of its Subsidiaries, Investor shall, and shall cause its Affiliates and direct its other Representatives accessing such properties to, comply with all applicable Laws and all of the Company’s or such Subsidiary’s safety and security procedures and conduct itself in a manner that could not be reasonably expected to interfere with the operation, maintenance or repair of the assets of the Company or such Subsidiary, and neither Investor nor any of its Representatives shall conduct any environmental testing or sampling of soil, surface water, groundwater, indoor or outdoor air, soil, gas, surface or subsurface strata, sediments, other environmental media or building materials on any of the business or property sites of the Company or any of its Subsidiaries without the prior written consent of the Company which may be granted or denied in the Company’s sole discretion.
Section 5.3Regulatory Filings.
(a)The Parties shall as promptly as practicable and no later than thirty (30) days following the Effective Date (or such other date as the Parties may mutually agree in writing, which may be effected by email) make the filings with the applicable regulatory authorities for the transactions contemplated hereby to obtain the Regulatory Approvals, it being agreed that the Parties shall submit to FERC one joint application, together with supporting materials, to FERC under Section 203 of the FPA. Promptly following the execution and delivery of this Agreement, the Company shall provide to the Investors descriptive text and exhibits concerning the Company and its FERC Affiliates suitable for submission to the FERC in any required formal application, and Investor shall provide to the Company a listing of the Investor’s “energy subsidiaries” and “energy affiliates” (as those terms are used in 18 C.F.R. Part 33) in the form required by FERC under its regulations. Each of the Parties will furnish to each other’s counsel such necessary information related to such Party or any of its FERC Affiliates and reasonable assistance as a Party may reasonably request in connection with its preparation of any filing or submission that is necessary in connection with the Regulatory Approvals, including by timely providing any additional or supplemental information or documentation (in either case related to such Party or any of its FERC Affiliates) requested by the relevant Governmental Body in connection therewith; provided, that materials provided by a Party to the other Parties’ counsel may be redacted and/or subject to a confidentiality agreement (i) to remove and/or protect references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client privilege concerns, unless such information is required by the applicable Governmental Body to be submitted publicly. Subject to the terms of this Section 5.3, (X) each of the Parties will comply as promptly as practicable with any reasonable requests made by any Party, or any requests made by any Governmental Body, for any additional information related to such Party or any of its FERC Affiliates in connection with such filings and (Y) the Parties shall work promptly and cooperatively to timely respond to any hostile motions or protests that may be filed in the proceeding before the FERC under Section 203 of the FPA. Investor will be responsible for all filing fees payable to a Governmental Body in connection with such filings. Otherwise, each Party shall pay its own costs and expenses associated with the Regulatory Approvals.
(b)In furtherance and not in limitation of their obligations under this Agreement, the Parties shall, and shall cause their FERC Affiliates to, use their respective reasonable best efforts to promptly obtain any clearance, consent or Order of any Governmental Body that may be, or become, required in connection with the Regulatory Approvals or otherwise necessary for the consummation of this Agreement and the transactions contemplated hereby prior to the Outside Date, and to avoid the entry of, or effect the dissolution of, any permanent, preliminary or temporary Order that would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby or that would cause the Closing not to occur prior to the Outside Date. In furtherance of the foregoing, Investor shall take, and not refrain from taking, any and all steps necessary to avoid or eliminate each and every impediment in connection with the Regulatory Approvals that may be asserted by any Governmental Body so as to enable the Parties to consummate the transactions contemplated hereby as expeditiously as practicable (and in any event prior to the Outside Date), including (i) with the consent of the Company, opposing (including through litigation on the merits) any motion or action for a temporary, preliminary or permanent injunction or Order against or preventing or delaying the consummation of the transactions contemplated hereby, (ii) promptly complying with any requests for additional information or documentation in respect of Investor or any of its FERC Affiliates (including promptly making available any such information and personnel that may be requested by a Governmental Body or that may be necessary or desirable, in the case of FERC, to prepare and file answers to any hostile motions or pleadings that may be filed with FERC), (iii) proposing, negotiating, committing to, entering into a consent decree, consent agreement or other agreement or arrangement containing Investor’s agreement to hold separate, license, sell or divest (pursuant to such terms as may be required by any Governmental Body) such assets or businesses of the Company, Investor and their respective FERC Affiliates and effecting such holding separate, license, sale or divestiture sufficiently prior to the Outside Date to permit the Closing to occur on the terms of this Agreement prior to the Outside Date, effective as of the Closing (including proposing, committing to, and/or entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such assets or businesses), (iv) subject to Section 5.3(h), making amendments or modifications to this Agreement and the other transaction documents contemplated hereby to the extent required by a Governmental Body (it being understood no such amendments or modifications will be effective against any Party prior to the Closing) and (v) agreeing to such limitations on conduct or actions of members of Investor or the Company and its Subsidiaries effective as of the Closing, in each case, as may be required in order to obtain satisfaction of the closing conditions set forth in Section 6.1(a) prior to the

Outside Date; provided, however, that any action contemplated by clauses (iii) and (v) above is conditioned upon consummation of the transactions contemplated hereby.
(c)The Parties shall use their respective reasonable best efforts to (A) as promptly as practicable after the date hereof, jointly file with CFIUS a CFIUS Declaration, (B) in the event the Parties submit a CFIUS Declaration and CFIUS subsequently requests that the Parties file a written notice pursuant to 31 C.F.R. § 800.407(a)(1): (x) as promptly as practicable jointly file with CFIUS a draft CFIUS Notice and (y) as promptly as practicable after the resolution of all questions and comments received from CFIUS staff on the draft CFIUS Notice (or receipt of confirmation that the CFIUS staff have no such questions or comments) jointly file a formal CFIUS Notice pursuant to the DPA, and (C) provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as practicable (and, in any case, within the time periods required by CFIUS); provided, however, that any Party may request in good faith an extension of time pursuant to the DPA to respond to CFIUS requests for information.
(d)The Parties shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to (A) cooperate in all respects in connection with the CFIUS Declaration or CFIUS Notice, as applicable, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, provided, that materials provided by a Party to the other Parties’ counsel may be redacted and/or subject to a confidentiality agreement (i) to remove and/or protect references concerning the valuation of the Company and its Subsidiaries and personal identifier information required to be submitted with a CFIUS Notice; and (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client privilege concerns, (B) to the extent not prohibited by CFIUS, promptly inform the other Parties of any substantive communication received from, or given by such Party to, CFIUS, including by promptly providing copies to the other Parties of any such substantive written communications and (C) permit the other Parties to review in advance any substantive communication that it gives to, and consult with each other in advance of any conference, meeting, or substantive telephone call with, CFIUS, and to the extent not prohibited by CFIUS, provide the other Parties the opportunity to attend and participate in any conference, meeting, or substantive telephone call with CFIUS. Each of the Parties shall use its respective reasonable best efforts to take or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things reasonably necessary, proper, or advisable to obtain CFIUS Clearance; provided, that nothing herein shall obligate Investor or its Affiliates to propose, negotiate commit to and effect by consent decree, hold separate Order or otherwise, regardless of the consideration, the sale, divestiture, license or disposition of any assets or businesses of Investor or its Affiliates to obtain CFIUS Clearance.
(e)The Parties shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising in connection with the Regulatory Approvals as promptly as practicable. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep the other Party’s counsel appropriately and reasonably informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with the other Party’s counsel regarding appropriate material contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations, in each case in connection with the transactions contemplated by this Agreement and (iii) promptly and comprehensively advising the other Party of any facts, developments, or communications that may reasonably be expected to have a bearing on the availability and timing of any of the Regulatory Approvals. Unless prohibited by applicable Law or by the applicable Governmental Body, and to the extent reasonably practicable, no Party shall participate in any substantive meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other Parties prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion. In the event any Party or its Representatives are prohibited by applicable Law or by the applicable Governmental Body from participating in or attending any such meeting or engaging in any such discussion, such Party shall keep the other Parties reasonably and promptly apprised with respect thereto. To the extent reasonably practicable, each Party shall provide the other Parties with copies of all material correspondence, filings and communications between it and its Subsidiaries and FERC Affiliates and their respective Representatives, on the one hand, and any Governmental Body, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Each Party will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers, economic analysis or other written materials to be submitted by the other Party or Parties to any Governmental Body, with respect to this Agreement or the transactions contemplated hereby, in advance of any such submission. In exercising the foregoing rights, each Party shall act reasonably and as promptly as practicable. No Party shall withdraw its filing or extend the waiting period in connection with the Regulatory Approvals without the prior written consent of the other Parties.
(f)During the Interim Period, Investor shall not, and shall not permit any of its FERC Affiliates to, acquire or agree to acquire direct or indirect control (by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, by representation through a non-independent director or manager on the board of directors or managers, as the case may be, or by any other manner), of any Person or portion thereof, or otherwise acquire or agree to acquire any assets, licenses, rights, operations or businesses of any Person, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation in the United States would be reasonably expected to impose any material delay that does, or would reasonably be expected to, result in not obtaining the Regulatory Approvals, in each case, prior to the Outside Date (as the same may be extended under Section 7.1(b)(i)), or increase in any material respect the risk of not obtaining, the Regulatory Approvals or increase in any material respect the risk of entry of a Restraint or any other Order prohibiting the consummation of the transactions contemplated hereby, in each case, prior to the Outside Date (as the same may be extended under Section 7.1(b)(i)).
(g)Each of the Parties further agrees that it shall, and shall cause its FERC Affiliates to, materially comply with any applicable post-Closing notification or requirements of any antitrust, trade competition, investment control reporting or similar Law of any Governmental Body with competent jurisdiction.
(h)Notwithstanding anything else to the contrary in this Agreement (including Section 5.4), in no event shall AEP Holdco or its FERC Affiliates be required to offer, accept, incur or agree, in connection with this Agreement or the transactions contemplated thereby, to any material undertaking, commitment, liability, obligation, or condition that would be adverse to AEP Holdco or the Company; provided that a requirement or condition imposed by FERC in its order under FPA Section 203 shall not be a “material undertaking, commitment, liability, obligation, or condition” for the purposes of this subsection if it (i) is regularly imposed by FERC in any order or orders under FPA Section 203 involving other changes of control over transmission-owning public utilities, (ii) does not itself set forth a requirement to reduce the FERC-jurisdictional rates of any of AEP Holdco’s FERC Affiliates, including the transmission rates of AEP I&M TransCo or AEP Ohio TransCo, (iii) imposes any requirement as to which, in substantial part, AEP Holdco or its FERC Affiliates are already complying with or to which AEP Holdco or its applicable affected FERC Affiliate is already subject, or (iv) was committed-to or offered by or on behalf of AEP I&M TransCo or AEP Ohio TransCo in the FPA Section 203 application.

Section 5.4Efforts to Achieve Closing; Third Party Consents. Subject to, and not in limitation of, the other terms of this Agreement (including, for the avoidance of doubt, Section 5.3, which shall be the Parties sole obligation in respect of Regulatory Approvals), during the Interim Period, each of the Parties agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to the Closing set forth in Article VI and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including (a) obtaining consents, waivers or approvals of any third parties necessary under applicable Law to consummate the transactions contemplated hereby, (b) defending any lawsuits or other legal proceedings, whether judicial or administrative, initiated by a third party challenging this Agreement or any matter contemplated hereby, and (c) executing and delivering such instruments, and taking such other actions, as any other Party may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, no Party shall, and no Party shall permit any of its Affiliates or Advisors to, take any action designed to prevent, impede or delay the Closing.
Section 5.5Company’s Obligations in Respect of Financing.
(a)The parties hereto acknowledge that Investor has arranged, or may attempt to arrange, third party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if Investor obtains, or so chooses to seek, the Debt Financing, subject to Section 5.5(b), prior to the Closing, AEP Holdco and the Company shall use their respective commercially reasonable efforts to provide to Investor such customary cooperation that is reasonably requested by Investor in connection with the Debt Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Debt Financing, the “Available Financing”), the proceeds of which will be used to consummate the transactions contemplated hereby (provided, that such requests shall not unreasonably interfere with the ongoing operations of AEP Holdco and the Company and their respective Subsidiaries), including:
(i)participation by senior management of AEP Holdco and the Company in, and assistance with, the preparation of customary rating agency presentations and/or lender presentations and a reasonable number of meetings with each of the main rating agencies and/or the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Available Financing, at times and locations to be mutually agreed and upon reasonable notice;
(ii)delivery to Investor of the Financing Information;
(iii)assisting in the preparation of schedules to the definitive loan documentation, as may be reasonably requested; and
(iv)no less than five (5) Business Days prior to the Closing Date, furnishing to Investor and the Financing Sources all documentation and information as is reasonably requested in writing by the Financing Sources, in each case, at least ten (10) Business Days prior to the Closing Date, about the Company and its Subsidiaries that the Financing Sources reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, including, if the Company or any of its Subsidiaries qualifies as “legal entity customers” under 31 C.F.R. § 1010.230, a certification regarding beneficial ownership.

(b)Notwithstanding anything in Section 5.5(a) or this Agreement to the contrary, the cooperation requested by Investor pursuant to Section 5.5(a) shall not (i) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, or (ii) require any of AEP Holdco or any of its Subsidiaries to (A) pay any commitment or other similar fee, (B) have or incur any liability or obligation in connection with the Debt Financing, including under any agreement or any document related to the Debt Financing, (C) commit to taking any action (including entering into any Contract) whether or not contingent upon the Closing or to otherwise execute any document, agreement, certificate or instrument in connection with any Debt Financing, (D) take any action that would conflict with, violate or breach or result in a violation or breach of or default under any Organizational Documents of AEP Holdco or any of its Affiliates, any Contract, this Agreement or any other document contemplated hereby or any Law, (E) take any action that could subject any Representative of AEP Holdco or any of its Affiliates to any actual or potential personal liability, (F) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates, (G) reimburse any expenses or provide any indemnities, (H) make any representation, warranty or certification, (I) adopt resolutions or otherwise approve agreements, documents or instruments in connection with the Debt Financing or (J) provide any cooperation or information that does not pertain to the Company or its Subsidiaries. In no event shall AEP Holdco or the Company be in breach of Section 5.5(a) because of its failure to deliver any financial or other information that is not currently readily prepared in the Ordinary Course of Business at the time requested by Investor or for the failure to obtain review of any financial or other information by its accountants. Investor shall promptly reimburse AEP Holdco or the Company (as applicable) for all reasonable and documented out-of-pocket cost and expenses incurred by AEP Holdco, the Company or any of their Subsidiaries in connection with the cooperation contemplated by Section 5.5(a), including (i) reasonable and documented attorneys’ fees and (ii) expenses of the Company’s accounting firms engaged to assistance in connection with the Debt Financing. Investor shall indemnify and hold harmless AEP Holdco, the Company and its Subsidiaries, and their respective Representatives, from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (except to the extent such Losses result from such Person’s gross negligence or willful misconduct). In no event shall any failure on the part of AEP Holdco or the Company to comply with its obligations under Section 5.5(a) give rise to the failure of a condition set forth in Article VI or be grounds for termination of this Agreement under Article VII.
(c)For the avoidance of doubt, receipt of any third party financing (including any Debt Financing) is not a condition precedent to the Closing or to a grant of specific performance as contemplated by (and subject to) Section 10.12. Subject to the other terms and conditions of this Agreement (including Article VI), Investor hereby affirms its obligation to effect the Closing and other transactions contemplated by this Agreement regardless of whether Investor obtains any third party financing (including any Debt Financing).
(d)Any information provided pursuant to this Section 5.5 shall be subject to the Confidentiality Agreements.
Section 5.6Affiliate Transactions. Investor acknowledges and agrees that each of the Affiliate Contracts will continue in accordance with their terms after the Closing except as set forth on Schedule 5.6.
Section 5.7Further Assurances. Subject to Section 5.3 (which shall be the Parties sole obligation regarding regulatory matters), from and after the Closing, from time to time, as and when requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated hereby.
Section 5.8Provision Respecting Representation. Investor hereby agrees, on its own behalf and on behalf of its Representatives and Affiliates, that (a) Morgan Lewis has been retained by, and is serving as counsel to, AEP Holdco and its respective Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (b) Morgan Lewis has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that no other Party has the status of a client of Morgan Lewis for conflict of interest or any other purposes as a result thereof and (c) following consummation of the transactions contemplated hereby, Morgan Lewis (or any successor) may serve as counsel to AEP Holdco or any Representative or Affiliate of AEP Holdco or any of its respective Affiliates (including the Company and its Subsidiaries), in connection with any litigation, claim, action, suit, proceeding or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Notwithstanding such representation or any continued representation of the Company or any of its Subsidiaries, Investor (on its own behalf and on behalf of its Affiliates) hereby consents thereto and waives any conflict of interest arising therefrom, and Investor shall cause its Affiliates to consent to waive any conflict of interest arising from such representation. Investor and AEP Holdco hereby agree that, in the event that a dispute arises after the Closing between Investor or its Affiliates, on the one hand, and any member of AEP Parent Group, on the other hand, Morgan Lewis may represent such member in such dispute even though the interests of such member may be directly adverse to Investor or its Affiliates, and even though Morgan Lewis may have represented, or may be handling ongoing matters for, Investor or its Affiliates. Investor agrees that (x) all communications among any member of the AEP Parent Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, on the one hand, and Morgan Lewis, on the other hand, that relate in any way to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of Equity Interests in the Company or the transactions contemplated hereby (the “Protected AEP Holdco Communications”) shall be deemed to be privileged and confidential communications, (y) all rights to such Protected AEP Holdco Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and shall be retained by the AEP Parent Group and (z) to the extent Investor or any of its Affiliates should discover in its possession after the Closing any Protected AEP Holdco Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to AEP Holdco, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. As to any such Protected AEP Holdco Communications prior to the Closing Date, Investor, together with any of its respective Affiliates, Subsidiaries, successors or assigns, further agree that none of the foregoing may use or rely on any of the Protected AEP Holdco Communications in any action against or involving the AEP Parent Group or Morgan Lewis after the Closing. The Protected AEP Holdco Communications may be used by the AEP Parent Group in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby.
Section 5.9R&W Insurance Policy. In the event that Investor or any of its Affiliates obtains a representations and warranties insurance policy in respect of the representations and warranties contained in this Agreement or in any certificate or other instrument contemplated by or delivered in connection with this Agreement (such policy, an “R&W Insurance Policy”) (a) all premiums, underwriting fees, brokers’ commissions and other costs and expenses related to such R&W Insurance Policy shall be borne solely by Investor or such Affiliate, (b) such R&W Insurance Policy shall not provide for any “seller retention” (as such phrase is commonly used in the representations and warranties insurance policy industry), and (c) such R&W Insurance Policy shall expressly waive any claims of subrogation against any member of the AEP Parent Group or any of their respective Affiliates, except in the event of Fraud. At the request of Investor, AEP Holdco and the Company shall reasonably cooperate with Investor with respect to the underwriting of any such R&W Insurance Policy at the sole cost of Investor.
ARTICLE VI

CONDITIONS PRECEDENT
Section 6.1Conditions to All of the Parties’ Obligations. The respective obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions at or prior to the Closing:
(a)the Regulatory Approvals shall have been obtained and become Orders by the relevant Governmental Body that (i) have not been reversed, stayed, enjoined, set aside, annulled or suspended and are in full force and effect, (ii) with respect to which, if applicable, any mandatory waiting period (and any extension thereof) prescribed by Law before the transactions contemplated hereby may be consummated (including any timing agreements with or commitment to any Governmental Body to delay or not to close the transactions contemplated by this Agreement entered in connection therewith) have expired or been terminated and (iii) as to which all conditions to the consummation of the transactions contemplated hereby prescribed by Law have been satisfied;
(b)the CFIUS Clearance shall have been obtained; and
(c)there shall not have been issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Closing, in each case by a Governmental Body of competent authority and jurisdiction (a “Restraint”).
Section 6.2Conditions to Investor’s Obligations. The obligation of Investor to consummate the Closing is subject to the satisfaction (or waiver by Investor in writing, which may be given or withheld at Investor’s sole discretion) of the following conditions at or prior to the Closing:
(a)the representations and warranties set forth in Articles II and III shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” (other than the use of “Material Adverse Effect” in Section 2.7(a)) and words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, that the Fundamental Representations set forth in Article II and Article III shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature); provided, further, that the representation and warranty set forth in Section 2.7(a) shall be true and correct in all respects;
(b)the Company and AEP Holdco shall have each performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing;

(c)AEP Holdco and the Company shall have delivered or caused to be delivered to Investor those items to be delivered by AEP Holdco and the Company set forth in Section 1.4;
(d)the Company shall have delivered to Investor a properly completed and executed IRS Form W-9; and
(e)the Company and AEP Holdco shall have delivered to Investor a certificate of the Company and AEP Holdco signed by an authorized officer of each of the Company and AEP Holdco and dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.
Section 6.3Conditions to AEP Holdco’s and the Company’s Obligations. The obligation of AEP Holdco and the Company to consummate the Closing is subject to the satisfaction (or waiver by AEP Holdco or the Company, as applicable, in writing, which may be given or withheld at such Party’s sole discretion) of the following conditions at or prior to the Closing:
(a)the representations and warranties set forth in Article IV shall be true and correct as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or words of similar import set forth therein), as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that speak to a specified date or period need be true and correct only with respect to such specified date or period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Investor to perform its obligations under this Agreement or consummate the transactions contemplated hereby; provided, that the Fundamental Representations set forth in Article IV shall be true and correct in all respects (except where the failure of such Fundamental Representations to be true and correct is de minimis in nature);
(b)Investor shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)Investor shall have delivered or caused to be delivered to AEP Holdco and/or the Company, as applicable those items to be delivered by Investor set forth in Section 1.4;
(d)Investor shall have delivered to the Company a properly completed and executed IRS Form W-9 or IRS Form W-8, as applicable; and
(e)Investor shall have delivered to AEP Holdco and the Company a certificate signed by an authorized representative of Investor and dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.
Section 6.4Waiver of Conditions. None of the Parties may rely, as a basis for not consummating the Closing, on the failure of any condition set forth in this Article VI (excluding the conditions set forth in Section 6.1(a)) to be satisfied if such failure was caused by the failure of such Party (or of its Affiliates) to perform any of its obligations under this Agreement.
ARTICLE VII

TERMINATION
Section 7.1Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing as set forth in this Article VII and in no other manner:

(a)by the mutual written consent of AEP Holdco, Investor and the Company;
(b)by AEP Holdco, by Investor or by the Company by written notice to the other Parties:
(i)if the Closing shall not have occurred on or before the date which is nine (9) months after the Effective Date (the “Outside Date”); provided, however, that if the sole reason that the Closing has not occurred is that a Regulatory Approval has not been obtained on or prior to such date, such date shall automatically be extended by four (4) months (and the end of such four (4) month extension period shall then be the “Outside Date”); and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a Party if the failure to consummate the Closing on or before the Outside Date was caused by the failure of such Party to perform any of its obligations under this Agreement; or
(ii)if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Restraint was caused by the failure of such Party to perform any of its obligations under this Agreement;
(c)by Investor, by written notice to the Company and AEP Holdco, if the Company or AEP Holdco shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.2 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) 30 days following receipt of written notice from Investor stating Investor’s intention to terminate this Agreement pursuant to this Section 7.1(c) and the basis for such termination and (B) the Outside Date; provided, that Investor shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if it is then in material breach of any representation, warranty, covenant or other agreement hereunder;
(d)by the Company, by written notice to Investor, if Investor shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3, respectively, and (ii) cannot be cured such that the failure of the applicable condition set forth in Section 6.1 or Section 6.3 in respect thereof would be resolved or, if capable of being so cured, has not been so cured by the earlier of (A) 30 days following receipt of written notice from the Company stating its intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination and (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company or AEP Holdco is then in material breach of any representation, warranty, covenant or other agreement hereunder;
(e)by the Company, by written notice to Investor, if (i) the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be first satisfied at the Closing and which conditions would be satisfied or would be capable (assuming Investor has not breached the terms of this Agreement in a manner that would make such conditions incapable of being satisfied) of being satisfied if the Closing Date were the date on which such written notice is delivered) have been satisfied or waived by Investor, (ii) the Company delivers to Investor a written notice on or after the date that the Closing is required to occur pursuant to Section 1.3 that all conditions set forth in Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which conditions would be satisfied or would be capable (assuming Investor has not breached the terms of this Agreement in a manner that would make such conditions incapable of being satisfied) of being satisfied if the Closing Date were the date on which such written notice is delivered) or that it is waiving any such unsatisfied conditions set forth in Section 6.1 and Section 6.3 and the Company and AEP Holdco are ready, willing and able to consummate the Closing and will consummate the Closing if Investor does, (iii) Investor fails to effect the Closing within two (2) Business Days after the delivery of such notice to Investor (or, if earlier, the Outside Date) and (iv) the Company and AEP Holdco stood ready, willing and able to consummate the Closing during such two (2) Business Day period; or
(f)by Investor, by written notice to AEP Holdco if (i) the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be first satisfied at the Closing and which conditions would be satisfied or would be capable (assuming AEP Holdco or the Company has not breached the terms of this Agreement in a manner that would make such conditions incapable of being satisfied) of being satisfied if the Closing Date were the date on which such written notice is delivered) have been satisfied or waived by AEP Holdco, (ii) Investor delivers to AEP Holdco a written notice on or after the date that the Closing is required to occur pursuant to Section 1.3 that all conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which conditions would be satisfied or would be capable (assuming AEP Holdco or the Company has not breached the terms of this Agreement in a manner that would make such conditions incapable of being satisfied) of being satisfied if the Closing Date were the date on which such written notice is delivered) or that it is waiving any such unsatisfied conditions set forth in Section 6.1 and Section 6.2 and Investor is ready, willing and able to consummate the Closing and will consummate the Closing if AEP Holdco and the Company do, (iii) AEP Holdco fails to effect the Closing within two (2) Business Days after the delivery of such notice to AEP Holdco (or, if earlier, the Outside Date) and (iv) Investor stood ready, willing and able to consummate the Closing during such two (2) Business Day period.
Section 7.2Effect of Termination.
(a)In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given by the terminating Party to the other Party or Parties (except in the event of a termination pursuant to Section 7.1(a)), specifying the provision hereof pursuant to which such termination is made, and, thereafter, this Agreement shall forthwith become null and void (other than this Section 7.2, Section 8.2 and Article X (excluding Section 10.12 except in relation to enforcement of any Surviving Provision), and Investor’s indemnification obligations under Section 5.2(b) (collectively, the “Surviving Provisions”), all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Party under this Agreement other than in respect of the Surviving Provisions; provided, however, that except as set forth in (and subject in all respects to) Section 7.2(b), no Party shall be relieved or released from any Losses (which the Parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket expenses, and, in the case of Liabilities or damages payable by Investor, would include the benefits of the transactions contemplated hereby lost by the Company and AEP Holdco (taking into consideration all relevant matters, including other investment opportunities and the time value of money)) arising out of any Fraud or Willful Breach of this Agreement by such Party. Except as set forth in (and subject in all respects to) Section 7.2(b), nothing in this Article VII shall prohibit any Party from seeking specific performance of the terms of this Agreement prior to the termination of this Agreement pursuant to, and on the terms and conditions of, Section 10.12. The Parties agree the sole remedy prior to the Closing or termination of this Agreement shall be to seek specific performance and neither Party shall be entitled to seek any claim for monetary damages.

(b)Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 10.12 and the last sentence of this Section 7.2(b), AEP Holdco and the Company, on behalf of themselves and the AEP Parent Group and each of their direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “AEP Parent Related Parties”), agree that, if this Agreement is terminated, in no event shall Investor be liable for any Losses suffered by an AEP Parent Related Party as a result of any breach by Investor of this Agreement or any of the other Transaction Documents or the failure of the transactions contemplated by this Agreement to be consummated in excess of $141,000,000 (the “Cap”). Except as expressly set forth in the Equity Commitment Letters or the Guarantees, no Guarantors, any source or potential source of Equity Financing or Debt Financing, or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Investor Related Parties”) shall have any liability or obligation relating to or arising out of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, if this Agreement is terminated, in no event shall any member of the AEP Parent Related Parties seek or be entitled to recover from Investor (or any Investor Related Party), and each of AEP Holdco, the Company and its Subsidiaries, on behalf of itself and the AEP Parent Related Parties, hereby irrevocably waives and relinquishes any right to seek or recover, any damages in excess of the Cap from Investor (or any Investor Related Party). Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, prior to the termination of this Agreement pursuant to Section 7.1, the right to specific performance pursuant to Section 10.12 shall constitute the sole and exclusive remedy of both the AEP Parent Related Parties against the Investor and the Investor Related Parties, on the one hand, and the Investor Related Parties against AEP Holdco, the Company and the AEP Parent Related Parties, as applicable, on the other hand, for any Losses in respect of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or any breach of this Agreement or any of the other Transaction Documents or the failure of the transactions contemplated hereby to be consummated.
ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS
Section 8.1Non-Survival of Representations and Warranties and Certain Covenants; Certain Waivers.
(a)Subject to Section 8.1(b), each of the representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party prior to the Closing) of the Parties set forth in this Agreement or in any other document contemplated hereby (other than the Operating Agreement), or in any certificate delivered hereunder or thereunder (other than the Operating Agreement), will terminate effective immediately as of the Closing such that no claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, other than in respect of Fraud. In no event shall any Person be liable for the Fraud of any other Person, and a claim for Fraud may only be asserted against the Person that committed such Fraud.
(b)Each covenant and agreement that explicitly contemplates performance at or after the Closing, will, in each case and to the extent, survive for a period of thirty (30) days following the date on which the performance of such covenant or agreements is required to be completed, and nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement (it being understood that, except as set forth in Section 7.2(b), nothing herein will limit or affect Investor’s liability for failure to pay the full Purchase Price and to pay any other amounts payable by it at or prior to the Closing as and when required by this Agreement). Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.1 shall affect or otherwise limit any claim made or available under an R&W Insurance Policy. Notwithstanding anything in this Agreement to the contrary but subject to Section 7.2(b), nothing in this Agreement shall limit the right of any Party with respect to any claims or remedies of a Party for Fraud.
(c)Investor and AEP Holdco acknowledge and agree, on their own behalf and on behalf of the Investor Group or the AEP Parent Group, as the case may be, that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated hereby and that, without the agreements set forth in this Section 8.1, none of the Parties would enter into this Agreement.
Section 8.2No Additional Representations or Warranties; No Outside Reliance.
(a)Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) the representations and warranties regarding the Company and its Subsidiaries expressly contained in Article II and regarding AEP Holdco expressly contained in Article III (collectively, the “Express Representations”) are the sole and exclusive representations, warranties and statements of any kind or nature made to Investor, any member of the Investor Group or any other Person related to them, (ii) except for the Express Representations, (A) none of AEP Holdco, the Company or any other Person on behalf of AEP Holdco or the Company makes, and neither Investor nor any member of the Investor Group has relied on or is relying on the accuracy or completeness of, or any other matter with respect to, any representation, warranty or statement of any kind or nature (whether in written, electronic or oral form) with respect to the Company, any of its Subsidiaries, AEP Holdco or otherwise, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s or its Subsidiaries’ businesses, operations, assets, liabilities, prospects or any portion thereof, (iii) except for the Express Representations, all representations, warranties and statements of any kind or nature (whether in written, electronic or oral form) are, in each case, specifically disclaimed by AEP Holdco and the Company on behalf of themselves and the AEP Parent Group and (iv) none of AEP Holdco, the Company or any other Person shall have or be subject to any liability whatsoever to Investor or any other Person resulting from the distribution to any member of the Investor Group of, or any member of the Investor Group’s use of or purported reliance on, any information (whether in written, electronic or oral form) provided by or on behalf of AEP Holdco other than the Express Representations, including the financial model, CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, any projections, forward-looking statements or other forecasts (including in the financial model, CIM, Data Room, management meetings and similar items) (collectively, “Projections”) or otherwise in expectation of the transactions contemplated hereby or any discussions with respect to any of the foregoing information.
(b)Investor acknowledges and agrees, on behalf of itself and the Investor Group, that (i) Investor has conducted to its full satisfaction an independent investigation and verification of the business, financial condition, results of operations, assets, Liabilities, properties, Contracts and prospects of the Company and its Subsidiaries and (ii) in making its determination to proceed with the transactions contemplated hereby, Investor and the Investor Group have relied solely on the results of the Investor Group’s own independent investigation and verification, and have not relied on and are not relying on any member of the AEP Parent Group, the CIM, any information, statements, disclosures, documents or other materials made available in the Data Room, the Projections or any other information (whether in written, electronic or oral form), except for the Express Representations. Without limiting the generality of the foregoing and in no way limiting the Express Representations, Investor acknowledges and agrees, on its own behalf and on behalf of the Investor Group, that (A) the Projections are being provided solely for the convenience of Investor to facilitate its own independent investigation of the Company and its Subsidiaries, (B) there are uncertainties inherent in attempting to make such Projections, (C) Investor is familiar with such uncertainties and (D) Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).
(c)Except for the representations and warranties expressly contained in Article IV, each of the Company and AEP Holdco acknowledges and agrees, on behalf of itself and the AEP Parent Group, that neither Investor nor any other Person on behalf of Investor makes, and none of the Company, AEP Holdco or any member of the AEP Parent Group has relied on or is relying on the accuracy or completeness of, any other express or implied representation, warranty or statement of any kind or nature with respect to Investor or any Affiliate of Investor or with respect to any other information provided to the Company and AEP Holdco by Investor or any of its Affiliates.
ARTICLE IX

CERTAIN TAX MATTERS
Section 9.1Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all transfer Taxes, real property transfer Taxes, sales Taxes, use Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes applicable to, arising out of or imposed upon the sale of the Purchased Interests hereunder (collectively, “Transfer Taxes”) shall be borne and paid by Investor. The Party required by applicable Law to file Tax Returns with respect to such Transfer Taxes shall prepare all necessary documentation and Tax Returns with respect to such Transfer Taxes, and AEP Holdco and the Company shall reasonably cooperate with Investor in the preparation and filing of such Tax Returns.
ARTICLE X

MISCELLANEOUS
Section 10.1Press Releases and Communications. No press release or public announcement related to this Agreement (including any of the terms of this Agreement) or the transactions contemplated hereby (including any press release or other public announcement disclosing the transaction consideration (or any other amounts related thereto)) shall be issued or made without the approval of each of the Parties, except as such Party reasonably concludes (after consultation with outside counsel) to be required by Law, any Governmental Body, court or regulatory process, or stock exchange rules or regulations, in which case the other Parties shall have the right to review and comment on such press release or announcement prior to publication.
Section 10.2Confidentiality. Upon the Closing, the Confidentiality Agreements shall terminate in accordance with their terms. If this Agreement is terminated pursuant to Section 7.1, each Confidentiality Agreement shall automatically be deemed to be amended and restated such that the term of such Confidentiality Agreement shall extend for eighteen (18) months after such termination (except that obligations with respect to trade secrets shall remain in full force and effect in accordance with such Confidentiality Agreement).
Section 10.3Expenses. Whether or not the Closing takes place, except as otherwise expressly provided herein (including Section 5.3(a) and 9.1), each Party shall bear its own fees, costs and expenses (including fees, costs and expenses of Advisors) incurred in connection with the evaluation of the transactions contemplated hereby and with the negotiation of this

Agreement and the other agreements contemplated hereby; provided, that AEP Holdco shall be responsible for all Company Transaction Expenses.
Section 10.4Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by electronic mail (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day) to the address specified below, provided there is no “bounceback” or similar message stating that the email is undeliverable, (c) sent by internationally-recognized courier, in which case it shall be deemed to have been given at the time of actual recorded delivery, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.
Notices to Investor:
Olympus BidCo L.P.
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention:     Kathleen Lawler
        Louis-Éric Bonin
Email:         Kathleen.Lawler@kkr.com
LEBonin@investpsp.ca

and

Public Sector Pension Investment Board
1250 René-Lévesque Boulevard West
Suite 1400
Montréal, Québec
Canada H3B 5E9
Attention:        Louis-Éric Bonin
E-mail:            projectskyfall@investpsp.ca
legalnotices@investpsp.ca

and

Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards, Suite 7500
New York, New York 10001
Attention: General Counsel
E-mail: generalcounsel@kkr.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
600 Travis Street, Suite 5400
Houston, TX 77002
Attention:    Breen Haire
Shamus Crosby
Email:        breen.haire@stblaw.com
shamus.crosby@stblaw.com

Notices to AEP Holdco or the Company:
AEP Transmission Company, LLC
c/o American Electric Power Service Corporation
1 Riverside Plaza
Columbus, OH 43215
Attention:     Antonio P. Smyth
Email:         apsmyth@aep.com
with a copy to (which shall not constitute notice):
Morgan, Lewis & Bockius LLP
101 Park Ave.
New York, NY 10178-0060
Attention:    John G. Klauberg
        Michael E. Espinoza
        Spencer A.G. Curtis
Email:         john.klauberg@morganlewis.com
michael.espinoza@morganlewis.com
spencer.curtis@morganlewis.com
Section 10.5Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, that (a) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated without the prior written consent of all of the Parties, and (b) this Agreement shall not be assignable unless such prior written consent is so obtained, and any attempted or purported assignment hereof in the absence of such prior written consent shall be void ab initio; provided, however, that, prior to making the applications for Regulatory Approvals required to be made pursuant to Section 5.3, Investor may assign this Agreement to an Affiliate without consent so long as Investor remains liable for the performance of its obligations hereunder.
Section 10.6Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be (a) amended only in a writing signed by the Company, Investor and AEP Holdco or (b) waived only in a writing executed by the Person against which enforcement of such waiver is sought. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding anything to the contrary contained herein, Sections 5.5, 10.7, 10.17 and this sentence of Section 10.6 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such provision) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.
Section 10.7Third Party Beneficiaries; Non-Recourse.
(a)Except as otherwise expressly provided herein (including as contemplated by Section 10.7(b) with respect to all Non-Parties), nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except that the Financing Sources, if any, shall be express third party beneficiaries of Section 10.7, 10.17 and the last sentence of Section 10.6, in each case, to the extent contemplated thereby.
(b)This Agreement may only be enforced against, and any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, or, with respect to the Guarantors, as expressly contemplated in the Equity Commitment Letters or the Guarantees, and then only to the extent of the specific obligations of such Persons set forth herein and therein, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Advisor of any Party, the Company or any Subsidiary of the Company (“Non-Parties”) shall have any liability (whether in contract, tort, equity or otherwise or by or through theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, undercapitalization or any other attempt to avoid or disregard the entity form of any Person not a Party) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claim, action, suit, proceeding or investigation based upon, arising out of or related to this Agreement.
Section 10.8Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and, to the extent permitted and possible, any invalid, void or unenforceable term shall be deemed replaced by a term that is valid and enforceable and that comes closest to expressing the intention of such invalid, void or unenforceable term.
Section 10.9Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.
Section 10.10Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement. Any item or matter disclosed in any section or subsection of the Disclosure Schedules shall be deemed disclosed with respect to any other section or subsection of the Disclosure Schedules to the extent that the relevance of such item or matter to such other section or subsection is reasonably apparent on the face of such disclosure. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules shall be deemed to broaden in any way the scope of the Parties’ representations and warranties. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item to the extent made available to Investor. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including any violation of Law or breach of contract.
Section 10.11Complete Agreement. This Agreement, together with the Confidentiality Agreements and any other agreements expressly referred to herein or therein, contains the entire agreement of the Parties respecting the sale and purchase of the Purchased Interests and the transactions contemplated hereby and supersedes all prior agreements among the Parties respecting the sale and purchase of the Purchased Interests.
Section 10.12Specific Performance.
(a)The Parties agree that irreparable damage, for which monetary relief, even if available, may not be an adequate remedy, may occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any Party fails to take any action required of it hereunder to consummate the transactions contemplated hereby. It is accordingly agreed that (i) the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.13 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the transactions contemplated hereby, and without that right, none of the Parties would have entered into this Agreement. The Parties acknowledge and agree that any Party pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such Order. The remedies available to the Parties pursuant to this Section 10.12 shall be in addition to any other remedy to which they may be entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any Party from seeking to collect or collecting damages. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. If, prior to the Outside Date, any Party brings any action, in each case in accordance with Section 10.13, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall, solely for the benefit of the Party or Parties seeking relief and not for the benefit of the other Parties, automatically be extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be. The Parties further agree that nothing set forth in this Section 10.12 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.12 prior or as a condition to exercising any termination right under Article VII (and pursuing available remedies, including damages, after such termination). Notwithstanding the foregoing or anything else to the contrary in this Agreement, this Section 10.12(a) shall in all circumstances by subject to Section 10.12(b).
(b)Notwithstanding anything to the contrary in this Agreement, AEP Holdco and the Company shall not be entitled to specific performance or any other equitable relief in order to cause Investor to consummate the transactions contemplated by this Agreement or the other Transaction Documents to occur at the Closing unless and only if:
(i)all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or (to the extent permitted by Law) waived (other than those conditions that, by their nature are to be satisfied at the Closing, so long as such conditions would be satisfied at such time if specific performance was granted pursuant to this Section 10.12(b)) at the time the Closing is required to occur pursuant to Section 1.3 and there is no state of facts or circumstances that would cause the conditions in Section 6.1 and Section 6.2 not to be satisfied on or prior to the Outside Date;
(ii)Investor has failed to complete the Closing within two (2) Business Days following the date the Closing is required to occur pursuant to Section 1.3; and
(iii)Each of AEP Holdco and the Company has irrevocably notified Investor in writing (A) that all of the conditions set forth in Section 6.1, Section 6.2 and Section 6.3 have been satisfied (other than those conditions that, by their terms, cannot be satisfied until the Closing so long as such conditions would be satisfied if the Closing Date were the date of such notice of this Agreement) or that it is waiving any such unsatisfied conditions to Section 6.1 or Section 6.3 for the purpose of consummating the Closing, (B) it is ready, willing and able to consummate the Closing and will consummate the Closing if specific performance is granted, and (C) AEP Holdco and the Company stood ready, willing and able to consummate the Closing during the two (2) Business Day period described in clause (ii) above.
Section 10.13Jurisdiction and Exclusive Venue. Each of the Parties irrevocably agrees that any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby brought by any other Party or its successors or assigns shall be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and any appellate court therefrom, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such claim, action, suit, proceeding or investigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any claim, action, suit, proceeding or investigation relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court described herein, and no Party shall file a motion to dismiss any action filed in the aforesaid courts, on any jurisdictional or venue-related grounds, including the doctrine of forum non conveniens. The Parties irrevocably agree that venue would be proper in any of the courts described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding. Each of the Parties further irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 10.4. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.
Section 10.14Governing Law; Waiver of Jury Trial.
(a)This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY, PROCEEDING, COUNTERCLAIM OR ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH OF THE PARTIES AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.14.
Section 10.15No Right of Set-Off. Each Party, on its own behalf and on behalf of its successors and permitted assigns, hereby waives any rights of set-off, retention, netting, offset, recoupment or similar rights that such Party or any of its respective successors and permitted assigns has or may have with respect to any payments to be made by such Party pursuant to this Agreement or any other document or instrument delivered by or on behalf of such Party in connection herewith.
Section 10.16Counterparts. This Agreement may be executed in counterparts, and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties and each such Party, or its authorized representative, has confirmed its release of such signature. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.17Financing Sources. Notwithstanding anything in this Agreement to the contrary, AEP Holdco, the Company and each of their Affiliates (other than Investor and its Affiliates) hereby: (a) agrees that any claims involving a Financing Source arising out of, or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such claim to the exclusive jurisdiction of such court, and such claim, except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (b) agrees not to bring or support any claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing source in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (c) agrees that service of process upon AEP Holdco, the Company or any of their Affiliates in any such claim or proceeding shall be effective if notice is given in accordance with Section 10.4, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim in any such court, (e) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any claim brought against the Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that no Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature, (g) agrees that no Financing Source will have any liability to AEP Holdco, the Company or any of their Affiliates (other than Investor and its Affiliates) in connection with this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided, that, notwithstanding foregoing, nothing herein shall affect the rights of Investor against the Financing Sources with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), and (h) agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.17, and such provisions and the definition of “Financing Sources” and “Financing Sources Related Parties” (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, supplemented waived or otherwise modified in a manner that is materially adverse to the Financing Sources in their capacities as such without the written consent of the Financing Sources. For the purposes of this Section 10.17, “Financing Sources” includes all “Financing Sources Related Parties” other than with respect to the last use of the term in this Section 10.17.

Section 10.18Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:
“Accounting Principles” has the meaning set forth in Section 1.2(b).
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers or other representatives of such Person.
“AEP Holdco” has the meaning set forth in the Preamble.
“AEP I&M TransCo” has the meaning set forth in the Recitals.
“AEP Ohio TransCo” has the meaning set forth in the Recitals.
“AEP Parent” means American Electric Power Company, Inc., a New York corporation.
“AEP Parent Group” means AEP Parent and each of its former, current or future Affiliates (excluding the Company and its Subsidiaries) and its and their respective officers, directors, employees, partners, members, managers, agents, Advisors, successors or permitted assigns.
“AEP Parent Related Parties” has the meaning set forth in Section 7.2(b).
“AEP TransCo Note” has the meaning set forth in the Recitals.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.
“Affiliate Contract” means any Contract between the Company or one of its Subsidiaries, on the one hand, and AEP Holdco or any Affiliate of AEP Holdco (other than the Company or one of its Subsidiaries) or the directors and officers of any of the AEP Parent Group, on the other hand.
“Affiliate Transactions” has the meaning set forth in the Operating Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Real Property” means all real property in or to which the Company or any of its Subsidiaries has rights pursuant to an easement, right of way, license, crossing agreement or other similar Contract for real property rights that are material to the Company or any of its Subsidiaries and their respective businesses.
“Ancillary Real Property Agreement” means each Contract pursuant to which rights in Ancillary Real Property are granted or otherwise provided to the Company or any of its Subsidiaries, together with all amendments, supplements, extensions and modifications relating thereto.

“Annual Financial Statements” has the meaning set forth in Section 2.6(a).
“Anti-Corruption Laws” means any Law concerning or relating to bribery or corruption imposed, administered or enforced by any Governmental Body including without limitation i) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (ii) the United Kingdom Bribery Act, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, and (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Anti-Money Laundering Laws” means any Law concerning or relating to money laundering, any predicate crime to money laundering or any record keeping, disclosure or reporting requirements related to money laundering imposed, administered or enforced by any Governmental Body.
“Available Financing” has the meaning set forth in Section 5.5(a).
“Balance Sheet Date” has the meaning set forth in Section 2.6.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 2.1(d).
“Base Purchase Price” has the meaning set forth in Section 1.2(a).
“Benefit Plan” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and (b) all plans, contracts, agreements, programs or arrangements of any kind (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic) providing for workers’ compensation, supplemental unemployment benefits, severance, termination, terms of employment, salary continuation, retention, change in control, sale bonus, retirement, pension, life, health, disability or accident benefits or for deferred compensation, bonuses, stock options, stock appreciation rights, phantom stock or other forms of incentive compensation, profit sharing or post-retirement insurance, compensation or benefits.
“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of New York is closed.
“Cap” has the meaning set forth in Section 7.2(b).
“Capital Contribution Amount” means an amount that is equal to the product of (a) 19.9% multiplied by (b) the aggregate amount of any capital contributions to, or investments of any additional capital in, the Company made by AEP Holdco in cash on or after the Effective Date and prior to the Closing (clause (b), the “Interim Capital Contributions”); provided, that (i) the amount of the Interim Capital Contributions shall exclude all Offset Contributions and (ii) in no event may the Interim Capital Contributions exceed $100,000,000 without the prior written consent of Investor.
“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Body acting in its capacity as a member of CFIUS.

“CFIUS Clearance” means (a) the Parties have received written notice from CFIUS that (i) the transactions contemplated by this Agreement are not covered transactions, as defined in the DPA, (ii) CFIUS has conducted an assessment, review, or investigation of the transactions contemplated by this Agreement and determined that there are no unresolved national security concerns, and has concluded all action under the DPA, or (iii) pursuant to 31 C.F.R. § 800.407(a)(2), CFIUS has determined that it is not able to conclude action under the DPA with respect to the transactions contemplated by this Agreement based on a CFIUS Declaration but has not requested the filing of a CFIUS Notice; or (b) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision on the transactions contemplated by this Agreement and either (i) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated by this Agreement has expired without any such action being announced or taken or (ii) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement.
“CFIUS Declaration” means a declaration prepared jointly by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart D.
“CFIUS Notice” means a joint voluntary notice prepared by the Parties with respect to the transactions contemplated by this Agreement and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.
“CIM” means the Confidential Information Memorandum, dated September 2024, prepared by or on behalf of AEP Holdco.
“Closing” has the meaning set forth in Section 1.3.
“Closing Date” has the meaning set forth in Section 1.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Service Provider” has the meaning set forth in Section 2.13(b).
“Company Transaction Expenses” means, (i) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses incurred (whether before or after Closing) by, or allocated to, the Company or any of their Affiliates (whether accrued or otherwise) in connection with the transactions contemplated by this Agreement (including, for the avoidance of doubt, all fees and expenses in the sales process resulting in the transactions contemplated hereby (and in the anticipation thereof), including the negotiation with other bidders, the hosting of the Data Room, the preparation of documentation and marketing materials and all other similar expenses) and (ii) any fees, costs, expenses of, payments or other Liabilities of AEP Holdco, the Company or any of their Affiliates related to or arising from (x) severance or similar obligations payable to any employee, officer, consultant, director or other service provider of the Company or any of its Subsidiaries, or (y) any stay bonuses, transaction or sale bonuses, retention payments, change of control payments or other compensatory payments to any current or former employee, officer, consultant, director or other service provider of, or to, the Company or any of its Subsidiaries (including by AEP Holdco or its Affiliates), in each of cases (x) and (y), that will be triggered upon, or in connection with, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the employer portion of any related employment, payroll or social security Taxes.
“Confidentiality Agreements” means (a) that certain Confidentiality and Non-Disclosure Agreement between American Electric Power Service Corporation, as agent for AEP Parent, and Kohlberg Kravis Roberts & Co. L.P., dated as of September 6, 2024 and (b) that certain Confidentiality and Non-Disclosure Agreement between American Electric Power Service Corporation, as agent for AEP Parent, and Public Sector Pension Investment Board, dated as of September 5, 2024.
“Contract” means any written agreement, arrangement, commitment, indenture, instrument, purchase order, license or other binding agreement.
“Data Room” means that certain “Project Olympus” datasite administered by Datasite LLC which has been made available to Investor.
“Debt Financing” has the meaning set forth in Section 5.5(a).
“Disclosure Schedules” has the meaning set forth in Article II.
“Dispute Notice” has the meaning set forth in Section 1.2(c)(ii).
“Distribution Amount” means an amount equal to the product of (a) 19.9% multiplied by (b)(i) the aggregate amount of dividends and distributions (excluding any Special Distribution and any payments of principal or interest of the AEP TransCo Note), if any and for all purposes, made or declared (without duplication) by the Company to AEP Holdco or its Affiliates in respect of its equity interest in the Company on or after July 1, 2025, and prior to the Closing plus (ii) the amount by which Excess Distributions exceed the amount of Offset Contributions.
“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder.
“Effective Date” has the meaning set forth in the Preamble.
“Emergency Situation” means, with respect to the business of the Company and its Subsidiaries, any abnormal system condition or abnormal situation requiring immediate action to maintain system frequency, loading within acceptable limits or voltage or to prevent loss of firm load, material equipment damage or tripping of system elements that would reasonably be expected to materially and adversely affect reliability of an electric system or any other occurrence or condition that otherwise requires immediate action to prevent an immediate and material threat to Persons, property, the environment or the operational integrity of the assets and business of the Company or its Subsidiaries or any other condition or occurrence requiring prompt implementation of emergency procedures as defined by the applicable transmission grid operator or transmitting utility.
“Environmental Laws” means all Laws and Orders concerning (a) the presence, use, production, generation, handling, labeling, transportation, treatment, recycling, storage, disposal, emission, discharge, Release, threatened Release, control or cleanup of Hazardous Substances, (b) public or worker/occupational health or safety (in each case to the extent related to Hazardous Substances), (c) pollution or (d) the preservation or protection of the environment or natural resources.
“Equity Commitment Letters” has the meaning set forth in Section 4.8(a).
“Equity Financing” has the meaning set forth in Section 4.8(a).
“Equity Interest” means any stock, partnership interest, membership interest, joint venture interest or other equity ownership interest.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any other Person that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA that includes or included the first Person, or any Person that is, or was at the relevant time, a member of the same “controlled group” as the first Person pursuant to Section 4001(a)(14) of ERISA.
“Estimated Purchase Price” has the meaning set forth in Section 1.2(b).
“Excess Distributions” has the meaning set forth in Section 5.1(d).
“Existing Indebtedness” means the Indebtedness set forth on Schedule 10.18(b).
“Express Representations” has the meaning set forth in Section 8.2(a).
“Extraordinary Event Response” means any action otherwise prohibited by Section 5.1 to the extent determined in good faith by the Company or such Subsidiary to be reasonably necessary to avoid or mitigate a material risk of immediate physical injury to any human Person.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Accounting Requirements” means the accounting requirements of FERC, including with respect to the Uniform System of Accounts, established by FERC under the FPA.
“FERC Affiliates” means, with respect to any Person, any other Person that is an “affiliate” as defined in 18 C.F.R. § 35.36(a)(9) solely to the extent such person is a controlled Affiliate of such Person.

“Final Closing Statement” has the meaning set forth in Section 1.2(c)(ii).
“Final Purchase Price” means (i) Base Purchase Price, plus (ii) the Capital Contribution Amount, minus (iii) the Distribution Amount, each as set and finally determined in accordance with Section 1.2(c).
“Financial Statements” has the meaning set forth in Section 2.6(a).
“Financing Information” means all information with respect to the business, operations, financial condition (including financial statements), projections and prospects of the Company or any of its Subsidiaries, in each case, as is necessary or customary or as may be reasonably requested in writing by Investor for the arrangement or marketing of the Available Financing or for the preparation of any syndication or other similar marketing materials and/or documents or rating agency or lender presentations relating to, or in connection with, any Available Financing, including to enable the Investor to prepare pro forma financial statements to the extent customary and reasonably required pursuant to the Debt Financing and to the extent reasonably available.
“Financing Sources” means the entities that have committed (or after the date of this agreement commit) to provide or arrange Debt Financing in connection with the transactions contemplated by this Agreement, including parties to any commitment letters (other than Investor or its Affiliates), engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto.
“Financing Sources Related Parties” means the Financing Sources and their respective Affiliates and such Financing Sources’ (and their respective Affiliates’) directors, officers, employees, controlling persons, agents, advisors, attorneys and successors of each of the foregoing.
“Financing Uses” has the meaning set forth in Section 4.8(b).
“FPA” has the meaning set forth in Section 2.19(c).
“Fraud” means an act, committed by a Person, with intent to deceive another Person, or to induce such Person to enter into this Agreement, or otherwise act or refrain from acting, and requires (a) the making of a false Express Representation in Article II (in the case of the Company), or Article III (in the case of AEP Holdco) or Article IV (in the case of Investor), in the Disclosure Schedules or in any certificate delivered pursuant to this Agreement by the applicable Party; (b) with knowledge that such Express Representation is false; (c) with an intention to induce reliance by the Party to whom such Express Representation is made; and (d) justifiable reliance by the Party to whom the representation is made on such Express Representation; provided, however, that any reckless or similar misrepresentation of a material fact will not be deemed “Fraud” for purposes of this Agreement or any other agreements, instruments or certificates to be entered into or delivered by the Parties pursuant to the terms of this Agreement, it being the intention of the Parties that “reckless fraud” and other forms of constructive fraud shall not constitute “Fraud” for any purpose under this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 2.1(a) (Formation and Power; Authorization), Section 2.2 (Subsidiaries), Section 2.3 (No Violation), Section 2.5 (Equity Interests), Section 2.21 (Broker Fees), Section 3.1 (Formation and Power) Section 3.2 (Authorization), Section 3.3 (No Violation), Section 3.7 (Broker Fees), Section 3.8 (No Prior Activities), Section 3.9 (No Fraudulent Conveyance), Section 4.1 (Organization and Power) Section 4.2 (Authorization), Section 4.6 (Broker Fees), Section 4.10 (No Fraudulent Conveyance) and Section 4.8(c) (Adequate Proceeds).
“GAAP” means generally accepted accounting principles in the United States, as historically and consistently applied throughout the periods involved.
“Good Industry Practice” means (a) any of the practices, methods, equipment, specifications, standards of safety performance and acts commonly used, engaged in or approved by a significant portion of the electricity transmission industry operating in the United States during the relevant time period as good, safe and prudent practices or (b) any of the practices, methods or acts that, in the exercise of reasonable good faith judgment in light of the facts known at the time the decision was made, would have been reasonably likely to accomplish the desired result at a reasonable cost and consistent with applicable Law, good business practices, reliability, safety and expedience. Good Industry Practice is not intended to be limited to optimum practices, methods or acts to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the United States of the performance of such practice, method or act.
“Governmental Body” means any national, foreign, federal, state, regional, local, municipal or other governmental authority of any nature (including any division, department, agency, commission or other regulatory body thereof) and any court or arbitral tribunal, including any governmental, quasi-governmental or non-governmental body administering, regulating or having general oversight over electricity, power or the transmission or transportation thereof, including any regional transmission operator, independent system operator and any market monitor thereof.
“Guarantees” means the Limited Guarantees, dated as of the date of this Agreement, from each Guarantor in favor of the Company.
“Guarantors” means, collectively, the KKR Sponsors and the PSP Sponsor.
“Hazardous Substances” means any pollutant, contaminant or hazardous or toxic substance, material or waste, including petroleum, petroleum byproducts and all derivatives thereof, asbestos, per- and polyfluoroalkyl substances, polychlorinated biphenyls, explosive substances or pesticides, and any other substance, material or waste regulated by, or for which Liability may be imposed under, Environmental Laws.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money or in respect of any loans or advances, (b) all other indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities (excluding trade account payables constituting short term

Liabilities under the Accounting Principles), (c) any obligation of such Person evidenced by any letter of credit or bankers’ acceptance (solely to the extent drawn), (d) any accrued interest, premiums, penalties, related expenses, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and other obligations relating to the foregoing and (e) all indebtedness of others referred to in clauses (a) through (d) above guaranteed directly or indirectly in any manner by such Person.
“Independent Accountants” has the meaning set forth in Section 1.2(c)(ii).
“Intellectual Property” means all of the following: (a) patents, patent applications and patent disclosures; (b) trademarks, service marks, trade dress, corporate names and internet domain names, together with all goodwill associated with each of the foregoing; (c) copyrights; (d) registrations and applications for any of the foregoing; (e) trade secrets; (f) intellectual property rights in computer software; (g) drawings, schematics and other technical plans; and (h) all other intellectual property.
“Interim Financial Statements” has the meaning set forth in Section 2.6(a).
“Interim Period” has the meaning set forth in Section 2.6(a).
“Interim Period Contract” means any Contract entered into by the Company or any of its Subsidiaries during the Interim Period that would have been required to be set forth on Schedule 2.10(a) had such Contract been entered into as of the Effective Date.
“Investor” has the meaning set forth in the Preamble.
“Investor Disclosure Schedule” means the disclosure schedule of the Investor attached to this Agreement.
“Investor Group” means Investor, together with its Affiliates and advised, managed or controlled investment vehicles by any Affiliate of Investor (excluding after the Closing, the Company and its Subsidiaries) and each of their respective former, current or future officers, directors, employees, partners, members, managers, agents, successors or permitted assigns.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all material information technology systems and assets, including electronic data processing, information, recordkeeping, communications, telecommunications, account management, inventory management and other computer systems, and including all computer programs, computer software, websites, applications, systems, networks, databases, firmware, hardware and related documentation, to the extent used by or on behalf of the Company or any of its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries.
“KKR Sponsors” means, collectively, KKR Diversified Core Infrastructure Master Fund L.P., KKR Diversified Core Infrastructure Master Fund (A) SCSp, KKR Diversified Core

Infrastructure Master Fund (B) SCSp and KKR Diversified Core Infrastructure Master Fund (SBS) L.P.
“Knowledge of AEP Holdco” means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals set forth on Schedule 10.18(c), in each case after reasonable due inquiry.
“Knowledge of Investor” means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals set forth on Schedule 10.18(d), in each case after reasonable due inquiry.
“Knowledge of the Company” means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals set forth on Schedule 10.18(c), in each case after reasonable due inquiry.
“Law” means any law (statutory, common or otherwise), rule, regulation, code or ordinance enacted, adopted, promulgated or applied by any Governmental Body.
“Leakage” means (a) other than as permitted pursuant to Section 5.1(d), any dividend, distribution, return of capital or other distribution (or similar payment) on Membership Interests of the Company (whether in cash, stock or property or any combination thereof) declared, paid or made by the Company or any of its Subsidiaries for the benefit of AEP Holdco or any Affiliate of AEP Holdco including via an issuance, redemption, repurchase or reduction of any equity securities, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) other than as permitted pursuant to Section 5.1(d), any payments made of any kind whatsoever or to be made, or benefit conferred or to be conferred, by the Company or any of its Subsidiaries to or for the benefit of AEP Holdco or any Affiliate of AEP Holdco in respect of any redemption, purchase or repayment of any Membership Interests of the Company or any of its Subsidiaries; (c) other than in the Ordinary Course of Business, any payments made by the Company or any of its Subsidiaries to AEP Holdco or any Affiliate of AEP Holdco in respect of management fees, monitoring fees, transaction advisory fees, broker fees or other similar fees, and including any payment of interest on such fees (if any); (d) other than in the Ordinary Course of Business, any assets transferred or payment made to, or liabilities assumed, indemnified, guaranteed, secured or incurred for the benefit of, AEP Holdco or any Affiliate of AEP Holdco by the Company or any of its Subsidiaries to the extent that such transfer, assumption, indemnification, guarantee, security or incurrence was made other than on an arm’s length basis, in each case at the time of the transfer; (e) the waiver, deferral, release, forgiveness or discount by the Company or any of its Subsidiaries of any material amount, liability or obligation owed to the Company or any of its Subsidiaries by AEP Holdco or any Affiliate of AEP Holdco; (f) other than in the Ordinary Course of Business, the purchase by the Company or any of its Subsidiaries from AEP Holdco or any Affiliate of AEP Holdco of any assets to the extent that such purchase is made other than at cost (or, if required by applicable affiliate transaction rules, at market pricing) or in violation of applicable Law; (g) any payment by, or incurrence of any liability of, the Company or any of its Subsidiaries of any Company Transaction Expenses or any fees, costs, expenses or transaction bonuses to any Person in connection with the transactions contemplated under this Agreement; (h) any Taxes of the Company or and of its Subsidiaries resulting from any of the foregoing clauses (a) through (h); and (i) any agreement or arrangement made or entered into by the Company or any of its Subsidiaries to do or give effect to any matter referred to in clauses (a) to (h) above.
“Leased Real Property” means all land, buildings, structures, improvements or other real property material to the Company or any of its Subsidiaries and their respective businesses, other than Ancillary Real Property or Owned Real Property, which the Company or any of its Subsidiaries has the right to use pursuant to leases, subleases, or other similar Contracts.
“Leases” means any Contract pursuant to which any Leased Real Property is leased, subleased, licensed or occupied, together with all modifications, amendments, extensions, guarantees, assignments and supplement thereto, other than Ancillary Real Property Agreements.
“Liabilities” has the meaning set forth in Section 2.6(b).
“Liens” means all liens, encumbrances, mortgages, deeds of trust, leases, subleases, licenses, sublicenses, pledges, security interests, hypothecations, options, right-of-way, servitude, easements, encroachments, conditional or contingent sales or other title retention agreements, defects in title, charges, claims, proxy, voting trust or transfer restrictions, including rights of first refusal, rights of first offer or preemptive rights, under any stockholder or similar agreement or Organizational Document, and in each case, including any Contract to give any of the foregoing in the future.
“Losses” has the meaning set forth in Section 5.2(b).
“Material Adverse Effect” means any change, circumstance, development, state of facts, effect or condition that, individually or in the aggregate, with any such other changes, circumstances, developments, states of facts, effects or conditions, (x) is or would reasonably be expected to have a material adverse effect on the business, operations, rights, properties, assets, liabilities or financial condition or operating results of the Company and its Subsidiaries, taken as a whole or (y) that could materially impair or delay the ability of AEP Holdco and the Company, and the Company’s Subsidiaries, taken as a whole, to perform their respective obligations under this Agreement and the other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby; provided, that none of the following, either alone or taken together with other changes, circumstances, developments, states of facts, effects or conditions, shall constitute, or be taken into account in determining whether there has been or would be expected to be, a Material Adverse Effect in the case of clause (x) above: (a) changes in, or effects arising from or relating to, general business or economic conditions affecting the industry in which AEP Holdco, the Company and its Subsidiaries operate; (b) any action taken by AEP Holdco, the Company or Investor in accordance with this Agreement to obtain any Regulatory Approval and any effect resulting from any term or condition in any Order relating to any Regulatory Approval or any assertion by a Governmental Body that any approval (other than the Regulatory Approvals) is required from such Governmental Body; (c) any hurricane, tornado, tsunami, flood, earthquake or other natural or manmade disaster or weather-related event, circumstance or development or acts of God; (d) any failure or bankruptcy of any financial services or banking institution, insurance company, independent system operator, regional transmission organization or energy market participant; (e) changes in, or effects arising from or relating to the results of any international or national election; (f) changes in, or effects arising from or relating to, national or international political or social conditions, including the engagement by any country in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon any country, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of any country; (g) changes in, or effects arising from or relating to, financial, banking or securities markets (including (i) any disruption of any of the foregoing markets, (ii) any change in currency exchange rates, (iii) any decline or rise in the price of any security, commodity, contract or index and (iv) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (h) changes in, or effects arising from or relating to changes in, the Accounting Principles; (i) changes in, or effects arising from or relating to changes in, Laws, Orders or other binding directives or determinations issued or made by or agreements with or consents of any Governmental Body (including any such items related to Section 5.3); (j) changes or effects arising from or relating to (i) compliance by the Company and the Company’s Subsidiaries with the terms of this Agreement (but excluding the obligation to comply with Section 5.1(a) and excluding actions taken for an Emergency Situation or Extraordinary Event Response to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect) or taking any action at the written request of Investor or its Affiliates, (ii) the failure to take any action if such action is expressly prohibited by this Agreement (but excluding the obligation to comply with Section 5.1(a)) or (iii) the announcement of this Agreement or the transactions contemplated hereby or the identity, nature or ownership of Investor, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, lessors, suppliers, vendors or other commercial partners; (k) strikes, work stoppages or other labor disputes; (l) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (but not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect); (m) the effect of any action taken by Investor or its Affiliates with respect to the transactions contemplated hereby in accordance with this Agreement; or (n) any effects or consequences of, or Extraordinary Event Response to, any epidemic, pandemic or disease outbreak or any civil protests, riots or other civil unrest, except in the case of the foregoing clauses (a) – (i), to the extent such changes, circumstances, developments, states of facts, effects or conditions have, or would reasonably be expected to have, a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other market participants engaged in the same industry and geographic region.
“Material Contract” has the meaning set forth in Section 2.10(a).
“Membership Interests” has the meaning set forth in the Recitals.
“Morgan Lewis” means Morgan, Lewis & Bockius LLP.

“Non-Parties” has the meaning set forth in Section 10.7(b).
“OFAC” means the U.S. Office of Foreign Assets Control.
“Offset Contributions” has the meaning set forth in Section 5.1(d).
“Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company, AEP Holdco and Investor, to be executed, subject to the terms and conditions hereof, on the Closing Date, substantially in the form attached hereto as Exhibit A (as such form may be modified from time to time (without requiring any separate amendment to this Agreement) pursuant to the mutual written agreement of the Parties).
“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by or before any Governmental Body.
“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice.
“Organizational Documents” means, with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; with respect to any limited liability company, its articles of association, articles of organization or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and with respect to any other entity, documents of similar substance to any of the foregoing, in each case, including any member agreements, shareholders agreements, voting agreements or documents of similar substance relating to ownership or governance matters.
“Outside Date” has the meaning set forth in Section 7.1(b)(i).
“Owned Real Property” means all real property owned by the Company or any of its Subsidiaries.
“Parties” or “Party” has the meaning set forth in the Preamble.
“Percentage Interest” has the meaning ascribed thereto in the Operating Agreement.
“Permits” has the meaning set forth in Section 2.17(a).
“Permitted Liens” means (a) Liens for Taxes not yet delinquent or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings so long as adequate reserves are maintained in accordance with the Accounting Principles, (b) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees to the extent arising under and in accordance with the terms of the disclosed Leases arising or incurred in the Ordinary Course of Business, (c)

Liens arising under the Existing Indebtedness, (d) mechanics Liens and similar Liens for labor, materials, or supplies relating to obligations as to which there is no breach or default on the part of the Company or any of its Subsidiaries, as the case may be, or the validity or amount of which is being contested in good faith through appropriate proceedings so long as adequate reserves are maintained on the Financial Statements in accordance with the Accounting Principles, (e) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such real property, in each case that do not adversely impact in any material respect the current use, occupancy or operation of the Owned Real Property or the Leased Real Property, and are not violated by the current use, occupancy or activity conducted thereon by the Company or any of its Subsidiaries, as applicable, which does not in any material respect affect the value or current use thereof, (f) easements, servitudes, covenants, conditions, restrictions, and other similar matters of record affecting title to any assets of the Company or any of its Subsidiaries and other title defects that do not or would not reasonably be expected to, individually or in the aggregate, materially impair the use or occupancy of such assets in the operation of the business of the Company and its Subsidiaries, (g) all matters set forth on title policies or surveys made available by or on behalf of the AEP Parent Group to Investor other than those Liens that, individually or in the aggregate, impair in any material respect the current use or occupancy of the subject real property to which they relate, and (h) Liens arising under Laws of general applicability, other than to the extent such Liens arise from or relate to any applicable Person’s failure to comply with any such Law.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Personal Data” means any data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, and government issued identifier).
“Proceeding” means any action, claim, suit, litigation, charge, investigation, audit, mediation, arbitration, complaint or other proceeding (whether civil, criminal or administrative) by or before any Governmental Body.
“Projections” has the meaning set forth in Section 8.2(b).
“Protected AEP Holdco Communications” has the meaning set forth in Section 5.8.
“PSP Sponsor” means Public Sector Pension Investment Board.
“Purchase Price” has the meaning set forth in Section 1.2(a).
“Purchase Price Excess Amount” has the meaning set forth in Section 1.2(c)(iii).

“Purchase Price Shortfall Amount” has the meaning set forth in Section 1.2(c)(iii).
“Purchased Interests” has the meaning set forth in the Recitals.
“R&W Insurance Policy” has the meaning set forth in Section 5.9.
“Real Property” means the Owned Real Property and the Leased Real Property.
“Regulatory Approvals” means each consent, approval or authorization of, permit or license issued or granted by, Order, waiver or exemption by, negative clearance from, or the expiration or early termination of any waiting period imposed by, any Governmental Body, in each case with respect to the Laws (or, as applicable, the Governmental Bodies) set forth on Schedule 10.18(e).
“Release” means any depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, migrating or other release into the environment.
“Reorganization” has the meaning set forth in the Recitals.
“Representatives” means the directors, officers, employees, agents and Advisors of a Party.
“Restraint” has the meaning set forth in Section 6.1(b).
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly owned 50% or more or controlled by, or (c) an individual that acts on behalf of, a country or territory that is subject to, or the target of, comprehensive Sanctions.
“Sanctioned Person” means a Person named from time to time on any Sanctions-related list of designated Persons maintained by an applicable Governmental Body described in the definition of “Sanctions” including without limitation the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the consolidated list of Persons, Groups and Entities Subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy.
“Sanctions” means any sanctions imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, His Majesty’s Treasury, the United Nations, the European Union or any agency or subdivision of any of the foregoing, including any regulations, rules and executive orders issued in connection therewith.
“Security Incident” means an occurrence that impairs the confidentiality, integrity or availability of any of the IT Systems or any material information that the IT Systems process, store or transmit.

“Special Distribution” means a cash dividend or cash distribution made by the Company to AEP Holdco to be made on the Closing Date of all or any amount of the Estimated Purchase Price that is in excess of the original principal amount of the AEP TransCo Note.
“Statement” has the meaning set forth in Section 1.2(b).
“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other entity or is or controls the managing director, managing member or general partner of such partnership, limited liability company, association or other business entity.
“Surviving Provisions” has the meaning set forth in Section 7.2.
“Tax” or “Taxes” means (a) any federal, state, local, foreign or other income, gross receipts, capital stock, capital gains, franchise, profits, withholding, payroll, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, excise, escheat, unclaimed property, transfer, value added, import, export, alternative minimum, estimated or other tax, duty, assessment or governmental charge of any kind whatsoever, including any interest, penalty or addition thereto and (b) any amount described in clause (a) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6 or otherwise.
“Tax Return” means any return, claim for refund, report, election, form, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Transaction Documents” means this Agreement, the Operating Agreement, the Guarantees, the Equity Commitment Letters, and all other agreements, certificates, and instruments to be executed by the Parties or their respective affiliates at or prior to the Closing pursuant to this Agreement.
“Transfer Taxes” has the meaning set forth in Section 9.1.
“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a Party, with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 10.19Other Definitional Provisions. The following shall apply to this Agreement, the Disclosure Schedules and any other certificate, instrument, agreement or other document contemplated hereby or delivered hereunder.
(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under the applicable Accounting Principles. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under the applicable Accounting Principles, the definition set forth in this Agreement shall control.
(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.
(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” shall be equivalent to the use of the term “and/or.”
(d)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.
(e)Words denoting any gender shall include all genders, including the neutral gender. Where a word is defined herein, references to the singular shall include references to the plural and vice versa.
(f)The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.
(g)All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.
(h)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.
(i)Any document or item shall be deemed “delivered”, “provided” or “made available” to Investor within the meaning of this Agreement and the Disclosure Schedules if such document or item (i) is included in the Data Room as of the close of business two (2) Business Days prior to the Effective Date, or (ii) actually delivered or provided to Investor or any of its Advisors prior to the close of business two (2) Business Days prior to the Effective Date.
(j)Any reference to any Contract shall be a reference to such Contract, as amended, amended and restated, modified, supplemented or waived.
(k)Any reference to any particular Code section or any Law shall be interpreted to include any amendment to, revision of or successor to that section or Law regardless of how it is numbered or classified; provided, that, for the purposes of the representations and warranties contained herein, with respect to any violation of or non-compliance with, or alleged violation of or non-compliance, with any Code section or Law, the reference to such Code section or Law means such Code section or Law as in effect at the time of such violation or non-compliance or alleged violation or non-compliance.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.
AEP HOLDCO:
AEP TRANSMISSION COMPANY, LLC
By: /s/ Antonio P. Smyth
Name:      Antonio P. Smyth
Title:     Vice President

Signature Page to Contribution Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.
THE COMPANY:
MIDWEST TRANSMISSION HOLDINGS, LLC
By: /s/ Antonio P. Smyth
Name: Antonio P. Smyth
Title:     Vice President

Signature Page to Contribution Agreement

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Effective Date.
INVESTOR:
OLYMPUS BIDCO L.P.
By: Olympus GPCo, LLC its General Partner

By: /s/ Kathleen Lawler
Name: Kathleen Lawler
Title:    Co-President
By: /s/ Louis-Eric Bonin
Name: Louis-Eric Bonin
Title:    Co-President

Signature Page to Contribution Agreement

Appendix I

Distribution Allowance Amount

Distribution Allowance Amount	$11,966,000

Exhibit A

Form of Operating Agreement

Exhibit B-1

Form of Equity Commitment Letter (KKR Sponsors)

Exhibit B-2

Form of Equity Commitment Letter (PSP Sponsor)